                                                Filed pursuant to Rule 424(b)(2)

PROSPECTUS SUPPLEMENT

(To Prospectus dated August 19, 1998)
                                  $220,000,000
                            Brown-Forman Corporation
                               MEDIUM-TERM NOTES
                            ------------------------

                  Due More Than Nine Months From Date of Issue
                            ------------------------

    Brown-Forman Corporation (the "Company") may offer from time to time its Medium-Term Notes, which are issuable in one or more series. The Medium-Term Notes offered by this Prospectus Supplement are offered at an aggregate initial public offering price of up to $220,000,000, or the equivalent thereof in other currencies, including composite currencies such as the European Currency Unit (the "Specified Currency"). See "Important Currency Exchange Information." Such aggregate offering price is subject to reduction as a result of the sale by the Company of certain other Debt Securities. See "Plan of Distribution." The interest rate on each Note will be either a fixed rate established by the Company at the date of issue of such Note, which may be zero in the case of certain Original Issue Discount Securities, or a floating rate as set forth therein and specified in the applicable Pricing Supplement. A Fixed Rate Note may pay a level amount in respect of both interest and principal amortized over the life of the Note (an "Amortizing Note").

    Unless otherwise specified in the applicable Pricing Supplement, interest on each Fixed Rate Note is payable each May 1 and November 1 and at maturity or upon earlier redemption or repayment. Interest on each Floating Rate Note is payable on the date set forth herein and in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, Amortizing Notes will pay principal and interest semiannually each May 1 and November 1, or quarterly each May 1, August 1, November 1 and February 1, and at maturity or upon earlier redemption or repayment. Each Note will mature on any day more than nine months from the date of issue, as set forth in the applicable Pricing Supplement. See "Description of Notes." Unless otherwise specified in the applicable Pricing Supplement, the Notes may not be redeemed by the Company or the holder prior to maturity and will be issued in fully registered form in denominations of $1,000 (or, in the case of Notes not denominated in U.S. dollars, the equivalent thereof in the Specified Currency, rounded to the nearest 1,000 units of the Specified Currency) or any amount in excess thereof which is an integral multiple of $1,000 (or, in the case of Notes not denominated in U.S. dollars, 1,000 units of the Specified Currency). Any terms relating to Notes being denominated in foreign currencies or composite currencies will be as set forth in the applicable Pricing Supplement. Each Note will be represented either by a Global Security registered in the name of a nominee of The Depository Trust Company, as Depositary (a "Global Note"), or by a certificate issued in definitive form (a "Definitive Note"), as set forth in the applicable Pricing Supplement. Interests in Global Securities representing Global Notes will be shown on, and transfers thereof will be effected only through records maintained by the Depositary (with respect to participants' interests) and its participants. Global Notes will not be issuable as Definitive Notes except under the circumstances described in the Prospectus.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT, ANY SUPPLEMENT HERETO
  OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

                                                     Price to             Agents'                  Proceeds to
                                                    Public(1)         Commissions(2)              Company(2)(3)
                                                  --------------  -----------------------  ----------------------------
Per Note........................................       100%             .125%-.750%              99.875%-99.250%
Total(4)........................................   $220,000,000     $275,000-$1,650,000     $219,725,000-$218,350,000

------------

    (1) Unless otherwise specified in the applicable Pricing Supplement, Notes will be sold at 100% of their principal amount. If the Company issues any Note at a discount from or at a premium over its principal amount, the Price to Public of any Note issued at a discount or premium will be set forth in the applicable Pricing Supplement.
    (2) The commission payable to an Agent for each Note sold through such Agent shall range from .125% to .750% of the principal amount of such Note, provided, however, that commissions with respect to Notes maturing in thirty years or greater will be negotiated. The Company may also sell Notes to an Agent, as principal at negotiated discounts, for resale to investors and other purchasers.
    (3) Before deducting expenses payable by the Company estimated at $75,000.
    (4) Or the equivalent thereof in other currencies including composite currencies.
                            ------------------------
    Offers to purchase the Notes are being solicited from time to time by Morgan Stanley & Co. Incorporated, Goldman, Sachs & Co., Lehman Brothers Inc. and J.P. Morgan Securities Inc. (individually, an "Agent," and collectively, the "Agents"), on behalf of the Company. The Agents have agreed to use reasonable efforts to solicit purchases of such Notes. The Company may also sell Notes to an Agent acting as principal for its own account or otherwise, to be determined by such Agent. No termination date for the offering of the Notes has been established. The Company or an Agent may reject any order in whole or in part. The Notes will not be listed on any securities exchange, and there can be no assurance that the Notes offered hereby will be sold or that there will be a secondary market for the Notes. See "Plan of Distribution."
                            ------------------------
MORGAN STANLEY DEAN WITTER
                   GOLDMAN, SACHS & CO.
                                      LEHMAN BROTHERS
                                                   J.P. MORGAN & CO.
August 27, 1998

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE NOTES. SPECIFICALLY, THE AGENTS MAY OVERALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR, AND PURCHASE, THE NOTES IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION."

                    IMPORTANT CURRENCY EXCHANGE INFORMATION

     Purchasers are required to pay for the Notes in U.S. dollars, and payments of principal, premium, if any, and interest on the Notes will also be made in U.S. dollars, unless the applicable Pricing Supplement provides that purchasers are instead required to pay for the Notes in a Specified Currency, and/or that payments of principal, premium, if any, and interest on such Notes will be made in a Specified Currency. Currently, there are limited facilities in the United States for the conversion of U.S. dollars into foreign currencies and vice versa. In addition, most banks do not currently offer non-U.S. dollar denominated checking or savings account facilities in the United States. Accordingly, unless otherwise specified in a Pricing Supplement or unless alternative arrangements are made, payment of principal, premium, if any, and interest on Notes in a Specified Currency other than U.S. dollars will be made to an account at a bank outside the United States. See "Description of Notes" and "Foreign Currency Risks."

     If the applicable Pricing Supplement provides for payments of principal of and interest on a non-U.S. dollar denominated Note to be made in U.S. dollars or for payments of principal of and interest on a U.S. dollar denominated Note to be made in a Specified Currency other than U.S. dollars, the conversion of the Specified Currency into U.S. dollars or U.S. dollars into the Specified Currency, as the case may be, will be handled by the Exchange Rate Agent identified in the Pricing Supplement (as defined below). Any Agent may act, from time to time, as Exchange Rate Agent. The costs of such conversion will be borne by the holder of a Note through deductions from such payments.

     References herein to "U.S. dollars" or "U.S. $" or "$" are to the currency of the United States of America.

                              DESCRIPTION OF NOTES

     The following description of the particular terms of the Notes offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Debt Securities set forth in the Prospectus, to which reference is hereby made. The particular terms of the Notes sold pursuant to any pricing supplement (a "Pricing Supplement") will be described therein. The terms and conditions set forth in "Description of Notes" will apply to each Note unless otherwise specified in the applicable Pricing Supplement and in such Note.

     If any Note is not to be denominated in U.S. dollars, the applicable Pricing Supplement will specify the currency or currencies, including composite currencies such as the European Currency Unit ("ECU"), in which the principal, premium, if any, and interest, if any, with respect to such Note are to be paid, along with any other terms relating to the non-U.S. dollar denomination, including exchange rates for the Specified Currency as against the U.S. dollar at selected times during the last five years, and any exchange controls affecting such Specified Currency. See "Foreign Currency Risks."

GENERAL

     The Notes will be issued under the Indenture dated as of March 1, 1994 (the "Indenture") between the Company and The First National Bank of Chicago, as trustee (the "Trustee"). The Notes issued under the Indenture will constitute one or more series under such Indenture. The Notes will rank pari passu with all other unsecured and unsubordinated indebtedness of the Company. The Notes may be issued from time to time in an aggregate principal amount of up to $250,000,000 or the equivalent thereof in one or more foreign or composite currencies, subject to reduction as a result of the sale by the Company of other Debt Securities referred to in the accompanying Prospectus. Prior to the date of this Prospectus Supplement, the Company issued $30,000,000 aggregate principal amount of Notes. For the purpose of this Prospectus Supplement, (i) the principal amount of any Original Issue Discount Security (as defined below) means the Issue Price (as defined below) of such Security and (ii) the principal amount of any Note issued in a foreign currency or composite currency means the U.S. dollar equivalent on the date of issue of the Issue Price of such Security.

     The Notes will mature on any day more than nine months from the date of issue, as set forth in the applicable Pricing Supplement. Except as may be provided in the applicable Pricing Supplement, the Notes will be issued only in fully registered form. Unless otherwise provided in the applicable Pricing Supplement, Notes will be denominated in Authorized Denominations (as defined below).

     The Notes will be offered on a continuing basis, and each Note will be issued initially as either a Global Note or a Definitive Note. Except as set forth in the Prospectus under "Description of Debt Securities -- Book Entry Debt Securities," Global Notes will not be issuable as Definitive Notes. The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in Global Securities. See "Book-Entry System" below.

     The Notes may be presented for payment of principal and interest, transfer of the Notes will be registrable and the Notes will be exchangeable at the agency in The City of New York, maintained by the Company for such purpose; provided that Global Notes will be exchangeable only in the manner and to the extent set forth in the Prospectus under "Description of Debt
Securities -- Book-Entry Debt Securities." On the date hereof, the agent for the payment, transfer and exchange of the Notes (the "Paying Agent") is First Chicago Trust Company of New York, acting through its office at 14 Wall Street, New York, NY 10005.

     The applicable Pricing Supplement will specify the price (the "Issue Price") of each Note to be sold pursuant thereto (unless such Note is to be sold at 100% of its principal amount), the interest rate or interest rate formula, maturity, currency or composite currency and principal amount and any other terms on which each Note will be issued.

     As used herein, the following terms shall have the meanings set forth below:

          "Authorized Denominations" means, unless otherwise provided in the applicable Pricing Supplement, (i) with respect to Notes denominated in U.S. dollars, $1,000 or any amount in excess thereof which is an integral multiple of $1,000 and (ii) with respect to Notes denominated in a Specified Currency, the equivalent of $1,000 (rounded to an integral multiple of 1,000 units of such Specified Currency), or any amount in excess thereof which is an integral multiple of 1,000 units of such Specified Currency, as determined by reference to the noon dollar buying rate in New York City for cable transfers of such Specified Currency published by the Federal Reserve Bank of New York (the "Market Exchange Rate") on the Business Day (as defined below) immediately preceding the date of issuance; provided, however, that in the case of ECUs, the Market Exchange Rate shall be the rate of exchange determined by the Commission of the European Communities (or any successor thereto) as published in the Official Journal of the European Communities, or any successor publication, on the Business Day immediately preceding the date of issuance.

          "Business Day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York and (i) with respect to LIBOR Notes (as defined below), is also a London Banking Day, (ii) with respect to Notes denominated in a Specified Currency other than U.S. dollars, Australian dollars, euros or ECUs, in the principal financial center of the country of the Specified Currency, (iii) with respect to Notes denominated in Australian dollars, in Sydney, (iv) with respect to Notes denominated in ECUs, that is not a non-ECU clearing day, as determined by the ECU Banking Association in Paris, and (v) with respect to Notes denominated in euros, a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer System ("TARGET") is operating.

          An "Interest Payment Date" with respect to any Note shall be a date on which, under the terms of such Note, regularly scheduled interest shall be payable.

          "London Banking Day" means any day on which dealings in deposits in the Index Currency are transacted in the London interbank market.

          "Original Issue Discount Security" means any Note that provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof pursuant to the Indenture.

          The "Record Date" with respect to any Interest Payment Date, unless otherwise indicated in the applicable Pricing Supplement, (i) for Fixed Rate Notes, shall be the April 15 or October 15 directly preceding such Interest Payment Date and (ii) for Floating Rate Notes, shall be the date 15 calendar days prior to such Interest Payment Date, whether or not such date shall be a Business Day.

PAYMENT CURRENCY

     If the applicable Pricing Supplement provides for payments of interest and principal on a non-U.S. dollar denominated Note to be made, at the option of the holder of such Note, in U.S. dollars, conversion of the Specified Currency into U.S. dollars will be based on the highest bid quotation in The City of New York received by the Exchange Rate Agent at approximately 11:00 A.M., New York City time, on the second Business Day preceding the applicable payment date from three recognized foreign exchange dealers (one of which may be the Exchange Rate Agent) for the purchase by the quoting dealer of the Specified Currency for U.S. dollars for settlement on such payment date in the aggregate amount of the Specified Currency payable to the holders of Notes and at which the applicable dealer commits to execute a contract. If such bid quotations are not available, payments will be made in the Specified Currency. All currency exchange costs will be borne by the holders of Notes by deductions from such payments.

     Except as set forth below, if the principal of, premium, if any, or interest on, any Note is payable in a Specified Currency other than U.S. dollars and such Specified Currency is not available to the Company for making payments thereof due to the imposition of exchange controls or other circumstances beyond the control of the Company or is no longer used by the government of the country issuing such currency or for the settlement of transactions by public institutions within the international banking community, then the Company will be entitled to satisfy its obligations to holders of the Notes by making such payments in U.S. dollars on the basis of the Market Exchange Rate on the date of such payment or, if the Market Exchange Rate is not available on such date, as of the most recent practicable date. Any payment made under such circumstances in U.S. dollars where the required payment is in a Specified Currency other than U.S. dollars will not constitute an Event of Default.

     If payment in respect of a Note is required to be made in ECUs and ECUs are unavailable due to the imposition of exchange controls or other circumstances beyond the Company's control or are no longer used in the European Monetary System (unless replaced by the euro), then all payments in respect of such Note shall be made in U.S. dollars until ECUs are again available or so used. The amount of each payment in U.S. dollars shall be computed on the basis of the equivalent of the ECU in U.S. dollars, determined as described below, as of the second Business Day prior to the date on which such payment is due.

     The equivalent of the ECU in U.S. dollars as of any date shall be determined by the Company or the Exchange Rate Agent on the following basis. The component currencies of the ECU for this purpose (the "Components") shall be the currency amounts that were components of the ECU as of the last date on which the ECU was used in the European Monetary System. The equivalent of the ECU in U.S. dollars shall be calculated by aggregating the U.S. dollar equivalents of the Components. The U.S. dollar equivalent of each of the Components shall be determined by the Company or the Exchange Rate Agent on the basis of the most recently available Market Exchange Rates for such Components.

     If the official unit of any Component is altered by way of combination or subdivision, the number of units of that currency as a Component shall be divided or multiplied in the same proportion. If two or more Components are consolidated into a single currency, the amounts of those currencies as Components shall be replaced by an amount in such single currency equal to the sum of the appropriate amounts of the consolidated component currencies expressed in such single currency. If any Component is divided into two or more currencies, the amount of the original component currency shall be replaced by the appropriate amounts of such two or more currencies, the sum of which shall be equal to the amount of the original component currency.

     All determinations referred to above made by the Company or its agent shall be at its sole discretion and shall, in the absence of manifest error, be conclusive for all purposes and binding on holders of Notes.

EUROPEAN MONETARY UNION

  Special Provisions Relating to Notes Denominated in ECU

     The value of the ECU, in which the Notes may be denominated or may be payable, is equal to the value of the ECU that is from time to time used as the unit of account of the European Community (the "EC") and which is at the date hereof valued on the basis of specified amounts of the currencies of 12 of the 15 member states of the EC. Under Article 109G of the Treaty, the currency composition of the ECU may not be changed. Other changes to the ECU may be made by the EC in conformity with EC law, in which event the ECU will change accordingly. The Treaty contemplates that European economic and monetary union ("EMU") will occur in three stages. The Treaty provides that the third stage of EMU will start on January 1, 1999, and on that date the value of the ECU as against the currencies of member states participating in the third stage will be irrevocably fixed and the ECU will become a currency in its own right. On June 17, 1997, the EC adopted Council Regulation (EC) No. 1103/97, which recites that the name of that currency will be the euro and provides that, in accordance with the Treaty, references to the ECU will be replaced by references to the euro at the rate of one euro for one ECU. The euro will be divided into one hundred cents and references in this section to the "euro" and the "cent" are to such new currency adopted pursuant to the Treaty. From the start of the third stage of EMU, all payments in respect of the Notes denominated or payable in ECU will be payable in euro at the rate of one euro for one ECU. In such circumstances, the following provisions for payment in a component currency will not apply.

     On May 2, 1998 the Council of the EU decided that Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain will adopt the euro on January 1, 1999 (the first day of the Third Stage of EMU). Bilateral conversion rates between currencies of such countries were also announced by the EU governments and central banks. Each of the relevant central banks has committed to ensure, by appropriate market action, that the market exchange rates on December 31, 1998 will be equal to the announced rates, which will be used to fix the conversion rates into the euro on that same date. After December 31, 1998, there will be a three-year transition period during which currencies of EMU member states will continue to exist, but as subdivisions of the euro. On January 1, 2002, euro banknotes and coins will be introduced. Thereafter, the members' banknotes and coins will cease to be legal tender.

  Alternative Calculations for Payment of Notes Denominated in ECU or in a Chosen Currency

     With respect to each due date for the payment of principal of, or interest on, the Notes on or after the first business day in Brussels on which the ECU ceases to be used as the unit of account of the EC and has not been replaced by the euro, the Company shall choose a substitute currency (the "Chosen Currency"), which may be any currency which was, on the last day on which the ECU was used as the unit of account of the EC, a component currency of the ECU or U.S. dollars, in which all payments due on or after that date with respect to the Notes and coupons shall be made. Notice of the Chosen Currency so selected shall, where practicable, be published in the manner described in "Optional Redemption" below. The amount of each payment in such Chosen Currency shall be computed on the basis of the equivalent of the ECU in that currency, determined as described below, as of the fourth business day in Brussels prior to the date on which such payment is due.

     On the first business day in Brussels on which the ECU ceases to be used as the unit of account of the EC and has not been replaced by the euro, the Company shall select a Chosen Currency in which all payments with respect to Notes and coupons having a due date prior thereto but not yet presented for payment are to be made. Notice of the Chosen Currency so selected shall, where practicable, be published in the manner described in "Optional Redemption" below. The amount of each payment in such Chosen Currency shall be computed on the basis of the equivalent of the ECU in that currency, determined as described below, as of such first business day.

     The equivalent of the ECU in the relevant Chosen Currency as of any date (the "Day of Valuation") shall be determined by, or on behalf of, the Exchange Rate Agent on the following basis. The amounts and components composing the ECU for this purpose (the "Components") shall be the amounts and components that composed the ECU as of the last date on which the ECU was used as the unit of account of the EC. The equivalent of the ECU in the Chosen Currency shall be calculated by, first, aggregating the U.S. dollar equivalents of the Components, and then, in the case of a Chosen Currency other than U.S. dollars, using the rate used for determining the U.S. dollar equivalent of the Components in the Chosen Currency as set forth below, calculating the equivalent in the Chosen Currency of such aggregate amount in U.S. dollars.

     The U.S. dollar equivalent of each of the Components shall be determined by, or on behalf of, the Exchange Rate Agent on the basis of the middle spot delivery quotations prevailing at 2:30 P.M., Brussels time, on the Day of Valuation, as obtained by, or on behalf of, the Exchange Rate Agent from one or more major banks, as selected by the Company, in the country of issue of the component currency in question.

     If for any reason no direct quotations are available for a Component as of a Day of Valuation from any of the banks selected for this purpose, in computing the U.S. dollar equivalent of such Component, the Exchange Rate Agent shall (except as provided below) use the most recent direct quotations for such Component obtained by it or on its behalf, provided that such quotations were prevailing in the country of issue not more than two Business Days before such Day of Valuation. If such most recent quotations were so prevailing in the country of issue more than two Business Days before such Day of Valuation, the Exchange Rate Agent shall determine the U.S. dollar equivalent of such Component on the basis of cross rates derived from the middle spot delivery quotations for such component currency and for the U.S. dollar prevailing at 2:30 P.M., Brussels time, on such Day of Valuation, as obtained by, or on behalf of, the Exchange Rate Agent from one or more major banks, as selected by the Company, in a country other than the country of issue of such component currency. Notwithstanding the foregoing, the Exchange Rate Agent shall determine the U.S. dollar equivalent of such Component on the basis of such cross rates if the Company or such agent judges that the equivalent so calculated is more representative than the U.S. dollar equivalent calculated as provided in the first sentence of this paragraph. Unless otherwise specified by the Company, if there is more than one market for dealing in any Component currency by reason of foreign exchange regulations or for any other reason, the market to be referred to in respect of such currency shall be that upon which a nonresident issuer of securities denominated in such currency would purchase such currency in order to make payments in respect of such securities.

     Payments in the Chosen Currency will be made at the specified office of a Paying Agent in the country of the Chosen Currency or, if none, or at the option of the holder, at the specified office of any Paying Agent either by a check drawn on, or by transfer to an account maintained by the holder with, a bank in the principal financial center of the country of the Chosen Currency.

     All determinations referred to above made by, or on behalf of, the Company, or by, or on behalf of, the Exchange Rate Agent shall be at such entity's sole discretion and shall, in the absence of manifest error, be conclusive for all purposes and binding on holders of Notes and coupons.

  Special Provisions Relating to the Payments on Notes Denominated in the Currencies of EC Member States

     If, pursuant to the Treaty, the euro is substituted for all or some of the currencies of the member countries of the EC, the Company may at its option (or shall, if so required by applicable law) without the consent of the holders of the affected Notes effect the payment of principal of, premium, if any, or interest on, the Notes denominated in such currencies in euro in conformity with legally applicable measures taken pursuant to, or by virtue of, the Treaty.

INTEREST AND PRINCIPAL PAYMENTS

     Interest will be payable to the person in whose name the Note is registered at the close of business on the applicable Record Date; provided that the interest payable upon maturity, redemption or repayment (whether or not the date of maturity, redemption or repayment is an Interest Payment
Date) will be payable to the person to whom principal is payable. The initial interest payment on a Note will be made on the first Interest Payment Date falling after the date the Note is issued; provided, however, that payments of interest (or, in the case of an Amortizing Note, principal and interest) on a
Note issued less than 15 calendar days before an Interest Payment Date will be paid on the next succeeding Interest Payment Date to the holder of record on the Record Date with respect to such succeeding Interest Payment Date, unless otherwise specified in the applicable Pricing Supplement.

     U.S. dollar payments of interest, other than interest payable at maturity (or on the date of redemption or repayment, if a Note is redeemed or repaid by the Company prior to maturity), will be made by check mailed to the address of the person entitled thereto as shown on the Note register. U.S. dollar payment of principal, premium, if any, and interest upon maturity, redemption or repayment will be made in immediately available funds against presentation and surrender of the Note. Notwithstanding the foregoing, (a) the Depositary, as holder of Global Notes, shall be entitled to receive payments of interest by wire transfer of immediately available funds and (b) a holder of $10,000,000 (or the equivalent) or more in aggregate principal amount of Definitive Notes having the same Interest Payment Date shall be entitled to receive payments of interest by wire transfer of immediately available funds upon written request to the Paying Agent, provided such request is received not later than 15 calendar days prior to the applicable Interest Payment Date.

     Unless otherwise specified in the applicable Pricing Supplement, a beneficial owner of Global Notes denominated in a Specified Currency electing to receive payments of principal or any premium or interest in a currency other than U.S. dollars must notify the participant through which its interest is held on or prior to the applicable Record Date, in the case of a payment of interest, and on or prior to the sixteenth day prior to maturity, in the case of principal or premium of such beneficial owner's election to receive all or a portion of such payment in a Specified Currency. Such participant must notify the Depositary (as defined below) of such election on or prior to the third Business Day after such Record Date. The Depositary will notify the Paying Agent of such election on or prior to the fifth Business Day after such Record Date. If complete instructions are received by the participant and forwarded by the participant to the Depositary, and by the Depositary to the Paying Agent, on or prior to such dates, the beneficial owner will receive payments in the Specified Currency by wire transfer of immediately available funds to an account maintained by the payee with a bank located outside the United States; otherwise the beneficial owner will receive payments in U.S. dollars.

     Certain Notes, including Original Issue Discount Securities, may be considered to be issued with original issue discount, which must be included in income for United States federal income tax purposes at a constant rate. See "United States Taxation -- Tax Consequences to Holders -- Discount Notes" below. Unless otherwise specified in the applicable Pricing Supplement, if the principal of any Original Issue Discount Security is declared to be due and payable immediately as described under "Description of Debt Securities -- Events of Default" in the Prospectus, the amount of principal due and payable with respect to such Note shall be limited to the aggregate principal amount of such Note multiplied by the sum of its Issue Price (expressed as a percentage of the aggregate principal amount) plus the original issue discount amortized from the date of issue to the date of declaration, which amortization shall be calculated using the "interest method" (computed in accordance with generally accepted accounting principles in effect on the date of declaration). Special considerations applicable to any such Notes will be set forth in the applicable Pricing Supplement.

FIXED RATE NOTES

     Each Fixed Rate Note will bear interest from the date of issuance at the annual rate stated on the face thereof, except as described below under "Extension of Maturity," until the principal thereof is paid or made available for payment. Unless otherwise specified in the applicable Pricing Supplement, such interest will be computed on the basis of a 360-day year of twelve 30-day months. Unless otherwise specified in the applicable Pricing Supplement, payments of interest on Fixed Rate Notes other than Amortizing Notes will be made semiannually on each May 1 and November 1 and at maturity or upon any earlier redemption or repayment. Unless otherwise specified in the applicable Pricing Supplement, payments of principal and interest on Amortizing Notes, which are securities on which payments of principal and interest are made in equal installments over the life of the security, will be made either quarterly on each May 1, August 1, November 1 and February 1 or semiannually on each May 1 and November 1, as set forth in the applicable Pricing Supplement, and at maturity or upon any earlier redemption or repayment. Payments with respect to Amortizing Notes will be applied first to interest due and payable thereon and then to the reduction of the unpaid principal amount thereof. A table setting forth repayment information in respect of each Amortizing Note will be provided to the original purchaser and will be available, upon request, to subsequent holders.

     If any Interest Payment Date for any Fixed Rate Note falls on a day that is not a Business Day, the interest payment shall be made on the next day that is a Business Day, and no interest on such payment shall accrue for the period from and after the Interest Payment Date. If the maturity (or date of redemption or repayment) of any Fixed Rate Note falls on a day that is not a Business Day, the payment of interest and principal (and premium, if any) will be made on the next succeeding Business Day, and no interest on such payment shall accrue for the period from and after the maturity date (or date of redemption or repayment).

     Interest payments for Fixed Rate Notes will include accrued interest from and including the date of issue or from and including the last date in respect of which interest has been paid, as the case may be, to, but excluding, the Interest Payment Date or the date of maturity or earlier redemption or repayment, as the case may be. The interest rates the Company will agree to pay on newly issued Fixed Rate Notes are subject to change without notice by the Company from time to time, but no such change will affect any Fixed Rate Notes theretofore issued or that the Company has agreed to issue.

FLOATING RATE NOTES

     Each Floating Rate Note will bear interest from the date of issuance until the principal thereof is paid or made available for payment at a rate determined by reference to an interest rate basis or formula (the "Base Rate"), which may be adjusted by a Spread and/or Spread Multiplier (each as defined below). The applicable Pricing Supplement will designate one or more of the following Base Rates as applicable to each Floating Rate Note: (a) the CD Rate (a "CD Rate Note"), (b) the Commercial Paper Rate (a "Commercial Paper Rate Note"), (c) the Federal Funds Rate (a "Federal Funds Rate Note"), (d) LIBOR (a "LIBOR Note"),
(e) the Prime Rate (a "Prime Rate Note"), (f) the Treasury Rate (a "Treasury Rate Note"), (g) the CMT Rate (a "CMT Rate Note") or (h) such other Base Rate or interest rate formula as is set forth in such Pricing Supplement and in such Floating Rate Note. The "Index Maturity" for any Floating Rate Note is the period of maturity of the instrument or obligation from which the Base Rate is calculated and will be specified in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, the interest rate on each Floating Rate Note will be calculated by reference to the specified Base Rate (i) plus or minus the Spread, if any, and/or (ii) multiplied by the Spread Multiplier, if any. The "Spread" is the number of basis points (one one-hundredth of a percentage point) specified in the applicable Pricing Supplement to be added to or subtracted from the Base Rate for such Floating Rate Note, and the "Spread Multiplier" is the percentage specified in the applicable Pricing Supplement to be applied to the Base Rate for such Floating Rate Note.

     As specified in the applicable Pricing Supplement, a Floating Rate Note may also have either or both of the following: (i) a maximum limitation, or ceiling, on the rate of interest which may accrue during any interest period ("Maximum Interest Rate"); and (ii) a minimum limitation, or floor, on the rate of interest which may accrue during any interest period ("Minimum Interest Rate"). In addition to any Maximum Interest Rate that may be applicable to any Floating Rate Note pursuant to the above provisions, the interest rate on a Floating Rate Note will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application. Under current New York law, the maximum rate of interest, subject to certain exceptions, for any loan in an amount less than $250,000 is 16% and for any loan in the amount of $250,000 or more but less than $2,500,000 is 25% per annum on a simple interest basis. These limits do not apply to loans of $2,500,000 or more.

     Unless otherwise specified in the applicable Pricing Supplement, the rate of interest on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semiannually or annually (such period being the "Interest Reset Period" for such Note, and the first day of each Interest Reset Period being an "Interest Reset Date"), as specified in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing

Supplement, the Interest Reset Date will be, in the case of Floating Rate Notes which reset daily, each Business Day; in the case of Floating Rate Notes (other than Treasury Rate Notes) which reset weekly, the Wednesday of each week; in the case of Treasury Rate Notes which reset weekly, the Tuesday of each week, except as provided below; in the case of Floating Rate Notes which reset monthly, the third Wednesday of each month; in the case of Floating Rate Notes which reset quarterly, the third Wednesday of March, June, September and December; in the case of Floating Rate Notes which reset semiannually, the third Wednesday of two months of each year, as specified in the applicable Pricing Supplement; and in the case of Floating Rate Notes which reset annually, the third Wednesday of one month of each year, as specified in the applicable Pricing Supplement; provided, however, that (a) the interest rate in effect from the date of issue to the first Interest Reset Date with respect to a Floating Rate Note will be the initial interest rate set forth in the applicable Pricing Supplement (the "Initial Interest Rate") and (b) unless otherwise specified in the applicable Pricing Supplement, the interest rate in effect for the ten calendar days immediately prior to maturity, redemption or repayment will be that in effect on the tenth calendar day preceding such maturity, redemption or repayment date. If any Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Reset Date shall be postponed to the next succeeding Business Day, except that in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Reset Date shall be the immediately preceding Business Day.

     Except as provided below, unless otherwise specified in the applicable Pricing Supplement, interest on Floating Rate Notes will be payable: (i) in the case of Floating Rate Notes with a daily, weekly or monthly Interest Reset Date, on the third Wednesday of each month or on the third Wednesday of March, June, September and December, as specified in the applicable Pricing Supplement; (ii) in the case of Floating Rate Notes with a quarterly Interest Reset Date, on the third Wednesday of March, June, September and December; (iii) in the case of Floating Rate Notes with a semiannual Interest Reset Date, on the third Wednesday of the two months specified in the applicable Pricing Supplement; and
(iv) in the case of Floating Rate Notes with an annual Interest Reset Date, on the third Wednesday of the month specified in the applicable Pricing Supplement. If any Interest Payment Date for any Floating Rate Note would fall on a day that is not a Business Day with respect to such Floating Rate Note, such Interest Payment Date will be postponed to the following day that is a Business Day with respect to such Floating Rate Note, except that, in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Payment Date shall be the immediately preceding day that is a Business Day with respect to such LIBOR Note. If the maturity date or any earlier redemptions or repayment date of a Floating Rate Note would fall on a day that is not a Business Day, the payment of principal, premium, if any, and interest will be made on the next succeeding Business Day, and no interest on such payment shall accrue for the period from and after such maturity, redemption or repayment date, as the case may be.

     Unless otherwise specified in the applicable Pricing Supplement, interest payments for Floating Rate Notes (except Floating Rate Notes on which interest is reset daily or weekly) shall be the amount of interest accrued from and including the date of issue or from and including the last date to which interest has been paid to, but excluding, the Interest Payment Date or maturity date or date of redemption or repayment. In the case of a Floating Rate Note on which interest is reset daily or weekly, interest payments shall be, unless otherwise specified in the applicable Pricing Supplement, the amount of interest accrued from and including the date of issue or from but excluding the last Record Date to which interest has been paid, as the case may be, to and including the Record Date immediately preceding such Interest Payment Date, except that at maturity or earlier redemption or repayment, the interest payable will include interest accrued to, but excluding, the maturity, redemption or repayment date, as the case may be.

     With respect to a Floating Rate Note, accrued interest shall be calculated by multiplying the principal amount of such Floating Rate Note by an accrued interest factor. Such accrued interest factor will be computed by adding the interest factors calculated for each day in the period for which interest is being paid. Unless otherwise specified in the applicable Pricing Supplement, the interest factor for each such day is computed by dividing the interest rate applicable to such day by 360, in the case of CD Rate Notes, Commercial Paper Rate Notes, Federal Funds Rate Notes, LIBOR Notes and Prime Rate Notes or by the actual number of days in the year, in the case of Treasury Rate Notes and CMT Rate Notes. All percentages used in or resulting from any calculation of the rate of interest on a Floating Rate Note will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upward, and all dollar amounts used in or resulting from such calculation on Floating Rate Notes will be rounded to the nearest cent, with one-half cent rounded upward. The interest rate in effect on any Interest Reset Date will be the applicable rate as reset on such date. The interest rate applicable to any other day is the interest rate from the immediately preceding Interest Reset Date (or, if none, the Initial Interest Rate).

     Unless otherwise stated in the applicable Pricing Supplement, the calculation agent (the "Calculation Agent") with respect to any issue of Floating Rate Notes shall be The First National Bank of Chicago. Upon the request of the holder of any Floating Rate Note, the Calculation Agent will provide the interest rate then in effect and, if determined, the interest rate that will become effective on the next Interest Reset Date with respect to such Floating Rate Note.

     The "Interest Determination Date" pertaining to an Interest Reset Rate for CD Rate Notes, Commercial Paper Rate Notes, Federal Funds Rate Notes, CMT Rate Notes and Prime Rate Notes will be the second Business Day next preceding such Interest Reset Date. The Interest Determination Date pertaining to an Interest Reset Date for a LIBOR Note will be the second London Banking Day preceding such Interest Reset Date. The Interest Determination Date pertaining to an Interest Reset Date for a Treasury Rate Note will be the day of the week in which such Interest Reset Date falls on which Treasury bills would normally be auctioned. Treasury bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, but such auction may be held on the preceding Friday. If, as the result of a legal holiday, an auction is so held on the preceding Friday, such Friday will be the Interest Determination Date pertaining to the Interest Reset Date occurring in the next succeeding week. If an auction falls on a day that is an Interest Reset Date, such Interest Reset Date will be the next following Business Day.

     Unless otherwise specified in the applicable Pricing Supplement, the "Calculation Date," where applicable, pertaining to an Interest Determination Date will be the earlier of (i) the tenth calendar day after such Interest Determination Date, or, if such day is not a Business Day, the next succeeding Business Day, or (ii) the Business Day preceding the applicable Interest Payment Date or Maturity Date, as the case may be.

     Interest rates will be determined by the Calculation Agent as follows:

  CD Rate Notes

     CD Rate Notes will bear interest at the interest rate (calculated with reference to the CD Rate and the Spread and/or Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if any) specified in the CD Rate Notes and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, "CD Rate" means, with respect to any Interest Determination Date, the rate on such date for negotiable certificates of deposit having the Index Maturity designated in the applicable Pricing Supplement as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates," or any successor publication of the Board of Governors of the Federal Reserve System ("H.15(519)") under the heading "CDs (Secondary Market)," or, if not so published by 9:00 A.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the CD Rate will be the rate on such Interest Determination Date for negotiable certificates of deposit of the Index Maturity designated in the applicable Pricing Supplement as published by the Federal Reserve Bank of New York in its daily statistical release "Composite 3:30 P.M. Quotations for U.S. Government Securities" (the "Composite Quotations") under the heading "Certificates of Deposit." If such rate is not yet published in either H.15(519) or the Composite Quotations by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the CD Rate on such Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the secondary market offered rates as of 10:00 A.M., New York City time, on such Interest Determination Date for certificates of deposit in the denomination of $5,000,000 with a remaining maturity closest to the Index Maturity designated in the Pricing Supplement of three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in The City of New York selected by the Calculation Agent for negotiable certificates of deposit of major United States money center banks; provided however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as set forth above, the CD Rate in effect for the applicable period will be the same as the CD Rate for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the rate of interest payable on the CD Rate Notes for which such CD Rate is being determined shall be the Initial Interest
Rate).

  Commercial Paper Rate Notes

     Commercial Paper Rate Notes will bear interest at the interest rate (calculated with reference to the Commercial Paper Rate and the Spread and/or Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if any) specified in the Commercial Paper Rate Notes and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, "Commercial Paper Rate" means, with respect to any Interest Determination Date, the Money Market Yield (as defined below) of the rate on such date for commercial paper having the Index Maturity specified in the applicable Pricing Supplement, as such rate shall be published in H.15(519), under the heading "Commercial Paper -- Nonfinancial." In the event that such rate is not published by 9:00 A.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date, then the Commercial Paper Rate shall be the Money Market Yield of the rate on such Interest Determination Date for commercial paper of the specified Index Maturity as published in Composite Quotations under the heading "Commercial Paper." If by 3:00 P.M., New York City time, on such Calculation Date such rate is not yet available in either H.15(519) or Composite Quotations, then the Commercial Paper Rate shall be the Money Market Yield of the arithmetic mean of the offered rates as of 11:00 A.M., New York City time, on such Interest Determination Date of three leading dealers of commercial paper in The City of New York selected by the Calculation Agent for commercial paper of the specified Index Maturity, placed for an industrial issuer whose bond rating is "AA", or the equivalent, from a nationally recognized rating agency; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting offered rates as mentioned in this sentence, the Commercial Paper Rate in effect for the applicable period will be the same as the Commercial Paper Rate for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the rate of interest payable on the Commercial Paper Rate Notes for which such Commercial Paper Rate is being determined shall be the Initial Interest Rate).

     "Money Market Yield" shall be a yield calculated in accordance with the following formula:

                               D X 360
   Money Market Yield =  --------------------  X 100
                            360 - (D X M)

where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the Index Maturity.

  Federal Funds Rate Notes

     Federal Funds Rate Notes will bear interest at the interest rate (calculated with reference to the Federal Funds Rate and the Spread and/or Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if any) specified in the Federal Funds Rate Notes and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, the "Federal Funds Rate" means, with respect to any Interest Determination Date, the rate on such date for Federal funds as published in H.15(519) under the heading "Federal Funds (Effective)," or, if not so published by 9:00 A.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the Federal Funds Rate will be the rate on such Interest Determination Date as published in the Composite Quotations under the heading "Federal Funds/Effective Rate." If such rate is not yet published in either H.15(519) or the Composite Quotations by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the

Federal Funds Rate for such Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the rates for the last transaction in overnight Federal funds, as of 9:00 A.M., New York City time, on such Interest Determination Date, arranged by three leading brokers of Federal funds transactions in The City of New York selected by the Calculation Agent; provided, however, that if the brokers selected as aforesaid by the Calculation Agent are not quoting as set forth above, the Federal Funds Rate in effect for the applicable period will be the same as the Federal Funds Rate for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the rate of Interest payable on the Federal Funds Rate Notes for which such Federal Funds Rate is being determined shall be the Initial Interest
Rate).

  LIBOR Notes

     LIBOR Notes will bear interest at the interest rate (calculated with reference to LIBOR and the Spread and/or Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if any) specified in the LIBOR Notes and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, "LIBOR" for each Interest Determination Date will be determined by the Calculation Agent as follows:

          (i) As of the Interest Determination Date, LIBOR will be either: (a) if "LIBOR Reuters" is specified in the applicable Pricing Supplement, the arithmetic mean of the offered rates (unless the specified Designated LIBOR Page (as defined below) by its terms provides only for a single rate, in which case such single rate shall be used) for deposits in the Index Currency having the Index Maturity designated in the applicable Pricing Supplement, commencing on such Interest Determination Date, that appear on the Designated LIBOR Page as of 11:00 A.M., London time, on that Interest Determination Date, if at least two such offered rates appear (unless, as aforesaid, only a single rate is required) on such Designated LIBOR Page, or (b) if "LIBOR Telerate" is specified in the applicable Pricing Supplement, the rate for deposits in the Index Currency having the Index Maturity designated in the applicable Pricing Supplement, commencing on such Interest Determination Date, that appears on the Designated LIBOR Page as of 11:00 A.M., London time, on that Interest Determination Date. If fewer than two offered rates appear (if "LIBOR Reuters" is specified in the applicable Pricing Supplement) or no rate appears (if "LIBOR Telerate" is specified in the applicable Pricing Supplement), LIBOR in respect of the related Interest Determination Date will be determined as if the parties had specified the rate described in clause (ii) below.

          (ii) With respect to an Interest Determination Date on which fewer than two offered rates appear (if "LIBOR Reuters" is specified in the applicable Pricing Supplement) or no rate appears (if "LIBOR Telerate" is specified in the applicable Pricing Supplement), the Calculation Agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the Calculation Agent, to provide the Calculation Agent with its offered quotation for deposits in the Index Currency for the period of the Index Maturity designated in the applicable Pricing Supplement, commencing on the second London Banking Day immediately following such Interest Determination Date, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on such Interest Determination Date and in a principal amount of not less than $1,000,000 (or the equivalent in the Index Currency, if the Index Currency is not the U.S. dollar) that is representative for a single transaction in such Index Currency in such market at such time. If at least two such quotations are provided, LIBOR determined on such Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR determined on such Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 A.M. (or such other time specified in the applicable Pricing Supplement), in the applicable principal financial center for the country of the Index Currency on such Interest Determination Date, by three major banks in such principal financial center selected by the Calculation Agent for loans in the Index Currency to leading European banks, having the Index Maturity designated in the applicable Pricing Supplement and in a principal amount of not less than $1,000,000 commencing on the second London Banking Day immediately following such Interest Determination Date (or the equivalent in the

     Index Currency, if the Index Currency is not the U.S. dollar) that is representative for a single transaction in such Index Currency in such market at such time; provided, however, that if the banks so selected by the Calculation Agent are not quoting as mentioned in this sentence, LIBOR in effect for the applicable period will be the same as LIBOR for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the rate of interest payable on the LIBOR Notes for which such LIBOR is being determined shall be the Initial Interest Rate).

     "Index Currency" means the currency (including composite currencies) specified in the applicable Pricing Supplement as the currency for which LIBOR shall be calculated. If no such currency is specified in the applicable Pricing Supplement, the Index Currency shall be U.S. dollars.

     "Designated LIBOR Page" means either (a) if "LIBOR Reuters" is designated in the applicable Pricing Supplement, the display on the Reuters Monitor Money Rates Service for the purpose of displaying the London interbank rates of major banks for the applicable Index Currency, or (b) if "LIBOR Telerate" is designated in the applicable Pricing Supplement, the display on the Dow Jones Telerate Service for the purpose of displaying the London interbank rates of major banks for the applicable Index Currency. If neither LIBOR Reuters nor LIBOR Telerate is specified in the applicable Pricing Supplement, LIBOR for the applicable Index Currency will be determined as if LIBOR Telerate (and, if the U.S. dollar is the Index Currency, Page 3750) had been specified.

  Prime Rate Notes

     Prime Rate Notes will bear interest at the interest rate (calculated with reference to the Prime Rate and the Spread and/or Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if any) specified in the Prime Rate Notes and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, "Prime Rate" means, with respect to any Interest Determination Date, the rate set forth in H.15(519) for such date opposite the caption "Bank Prime Loan." If such rate is not yet published by 9:00 A.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the Prime Rate for such Interest Determination Date will be the arithmetic mean of the rates of interest publicly announced by each bank named on the Reuters Screen USPRIME1 Page (as defined below) as such bank's prime rate or base lending rate as in effect for such Interest Determination Date as quoted on the Reuters Screen USPRIME1 Page on such Interest Determination Date, or, if fewer than four such rates appear on the Reuters Screen USPRIME1 Page for such Interest Determination Date, the rate shall be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by 360 as of the close of business on such Interest Determination Date by at least two of the three major money center banks in The City of New York selected by the Calculation Agent from which quotations are requested. If fewer than two quotations are provided, the Prime Rate shall be calculated by the Calculation Agent and shall be determined as the arithmetic mean on the basis of the prime rates in The City of New York by the appropriate number of substitute banks or trust companies organized and doing business under the laws of the United States, or any State thereof, in each case having total equity capital of at least $500 million and being subject to supervision or examination by federal or state authority, selected by the Calculation Agent to quote such rate or rates; provided, however, that if the banks or trust companies selected as aforesaid by the Calculation Agent are not quoting rates as set forth above, the "Prime Rate" in effect for such Interest Reset Period will be the same as the Prime Rate for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the rate of interest payable on the Prime Rate Notes for which such Prime Rate is being determined shall be the Initial Interest Rate). "Reuters Screen USPRIME1 Page" means the display designated as Page "USPRIME1" on the Reuters Monitor Money Rates Service (or such other page as may replace the USPRIME1 Page on that service for the purpose of displaying prime rates or base lending rates of major United States banks).

  Treasury Rate Notes

     Treasury Rate Notes will bear interest at the interest rate (calculated with reference to the Treasury Rate and the Spread and/or Spread Multiplier, if any, and subject to the Minimum Interest Rate and the

Maximum Interest Rate, if any) specified in the Treasury Rate Notes and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, the "Treasury Rate" means, with respect to any Interest Determination Date, the rate for the auction held on such date of direct obligations of the United States ("Treasury Bills") having the Index Maturity designated in the applicable Pricing Supplement, as published in H.15(519) under the heading "Treasury
Bills -- auction average (investment)" or, if not so published by 9:00 A.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the auction average rate on such Interest Determination Date (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of the Treasury. In the event that the results of the auction of Treasury Bills having the Index Maturity designated in the applicable Pricing Supplement are not published or reported as provided above by 3:00 P.M., New York City time, on such Calculation Date or if no such auction is held on such Interest Determination Date, then the Treasury Rate shall be calculated by the Calculation Agent and shall be a yield to maturity (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) calculated using the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on such Interest Determination Date, of three leading primary United States government securities dealers selected by the Calculation Agent for the issue of Treasury Bills with a remaining maturity closest to the Index Maturity designated in the applicable Pricing Supplement; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting bid rates as mentioned in this sentence, the Treasury Rate for such Interest Reset Date will be the same as the Treasury Rate for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the rate of interest payable on the Treasury Rate Notes for which the Treasury Rate is being determined shall be the Initial Interest Rate).

  CMT Rate Notes

     CMT Rate Notes will bear interest at the interest rate (calculated with reference to the CMT Rate and the Spread and/or Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if any) specified in the CMT Rate Notes and in the applicable Pricing Supplement.

     Unless otherwise indicated in an applicable Pricing Supplement, "CMT Rate" means, with respect to any Interest Determination Date, the rate displayed for the Index Maturity designated in such CMT Rate Note on the designated CMT Telerate Page (as defined below) under the caption "Treasury Constant
Maturities -- Federal Reserve Board Release H.15 . . . Mondays Approximately 3:45 p.m." under the column for the Designated CMT Maturity Index (as defined below) for (i) if the Designated CMT Telerate Page is 7055, the rate on such Interest Determination Date and (ii) if the Designated CMT Telerate Page is 7052, the week or the month, as applicable, ended immediately preceding the week in which the related Interest Determination Date occurs. If such rate is no longer displayed on the relevant page, or if not displayed by 3:00 P.M., New York City time, on the related Calculation Date, the CMT Rate for such Interest Determination Date will be such Treasury Constant Maturity rate of the Designated CMT Maturity Index as published in the relevant H.15(519). If such rate is no longer published, or if not published by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for such Interest Determination Date will be such Treasury Constant Maturity rate for the Designated CMT Maturity Index (or other United States Treasury rate for the Designated CMT Maturity Index) for the Interest Determination Date with respect to the related Interest Reset Period as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in the relevant H.15(519). If such information is not provided by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for the Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity, based on the arithmetic mean of the secondary market closing offer prices as of approximately 3:30 P.M., New York City time, on the Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers (each, a "Reference Dealer") in The City of New York (which may include the Agent or its affiliates) selected by the Calculation Agent (from five such Reference Dealers selected by the Calculation Agent, after consultation with the Company, and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury Notes") with an original maturity of approximately the Designated CMT Maturity Index and remaining term to maturity of not less than such Designated CMT Maturity Index minus one year. If the Calculation Agent cannot obtain three such Treasury notes quotations, the CMT Rate for such Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity based on the arithmetic mean of the secondary market offer prices as of approximately 3:30 P.M., New York City time, on the Interest Determination Date of three Reference Dealers in The City of New York (from five such Reference Dealers selected by the Calculation Agent, after consultation with the Company, and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest), for Treasury notes with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least $100,000,000. If three or four (and not five) of such Reference Dealers are quoting as described above, then the CMT Rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor the lowest of such quotes will be eliminated; provided, however, that if fewer than three Reference Dealers selected by the Calculation Agent are quoting as described herein, the CMT Rate for such Interest Reset Date will be the same as the CMT Rate for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the rate of the interest payable on the CMT Rate Notes for which the CMT Rate is being determined shall be the Initial Interest Rate). If two Treasury notes with an original maturity as described in the second preceding sentence have remaining terms to maturity equally close to the Designated CMT Maturity Index, the quotes for the Treasury note with the shorter remaining term to maturity will be used.

     "Designated CMT Telerate Page" means the display on the Dow Jones Telerate Service on the page designated in an applicable Pricing Supplement (or any other page as may replace such page on that service for the purpose of displaying Treasury Constant Maturities as reported in H.15(519)). If no such page is specified in the applicable Pricing Supplement, the Designated CMT Telerate Page shall be 7052, for the most recent week.

     "Designated CMT Maturity Index" shall be the original period to maturity of the U.S. Treasury securities (either 1, 2, 3, 5, 7, 10, 20 or 30 years) specified in an applicable Pricing Supplement with respect to which the CMT Rate will be calculated. If no such maturity is specified in the applicable Pricing Supplement, the Designated CMT Maturity Index shall be two years.

RENEWABLE NOTES

     The Company may also issue from time to time variable rate renewable notes (the "Renewable Notes") that will bear interest at the interest rate (calculated with reference to a Base Rate and the Spread and/or Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if any) specified in the Renewable Notes and in the applicable Pricing Supplement.

     The Renewable Notes will mature on an Interest Payment Date as specified in the applicable Pricing Supplement (the "Initial Maturity Date"), unless the maturity of all or any portion of the principal amount thereof is extended in accordance with the procedures described below. On the Interest Payment Dates in May and November in each year (unless different Interest Payment Dates are specified in the applicable Pricing Supplement) (each such Interest Payment Date, an "Election Date"), the maturity of the Renewable Notes will be extended to the Interest Payment Date occurring twelve months after such Election Date, unless the holder thereof elects to terminate the automatic extension of the maturity of the Renewable Notes or of any portion thereof having a principal amount of $1,000 or any multiple of $1,000 in excess thereof by delivering a notice of such effect to the Paying Agent not less than nor more than a number of days to be specified in the applicable Pricing Supplement prior to such Election Date. Such Option may be exercised with respect to less than the entire principal amount of the Renewable Notes; provided that the principal amount for which such Option is not exercised is at least $1,000 or any larger amount that is an integral multiple of $1,000. Notwithstanding the foregoing, the maturity of the Renewable Notes may not be extended beyond the Final Maturity Date, as specified in the applicable Pricing Supplement (the "Final Maturity Date"). If the holder elects to terminate the automatic extension of the maturity of any portion of the principal amount of the Renewable Notes and such election is not revoked as described below, such portion will become due and payable on the Interest Payment Date falling six months (unless another period is specified in the applicable Pricing Supplement) after the Election Date prior to which the holder made such election.

     An election to terminate the automatic extension of maturity may be revoked as to any portion of the Renewable Notes having a principal amount of $1,000 or any multiple of $1,000 in excess thereof by delivering a notice to such effect to the Paying Agent on any day following the effective date of the election to terminate the automatic extension of maturity and prior to the date 15 days before the date on which such portion would otherwise mature. Such a revocation may be made for less than the entire principal amount of the Renewable Notes for which the automatic extension of maturity has been terminated; provided that the principal amount of the Renewable Notes for which the automatic extension of maturity has been terminated and for which such a revocation has not been made is at least $1,000 or any larger amount that is an integral multiple of $1,000. Notwithstanding the foregoing, a revocation may not be made during the period from and including a Record Date to but excluding the immediately succeeding Interest Payment Date.

     An election to terminate the automatic extension of the maturity of the Renewable Notes, if not revoked as described above by the holder making the election or any subsequent holder, will be binding upon such subsequent holder.

     The Renewable Notes may be redeemed in whole or in part at the option of the Company on the Interest Payment Dates in each year specified in the applicable Pricing Supplement, commencing with the Interest Payment Date specified in the applicable Pricing Supplement, at a redemption price as stated in the applicable Pricing Supplement, together with accrued and unpaid interest to the date of redemption. Notwithstanding anything to the contrary in this Prospectus Supplement, notice of redemption will be provided by mailing a notice of such redemption to each holder by first class mail, postage prepaid, at least 180 days prior to the date fixed for redemption.

INDEXED NOTES

     The Notes may be issued, from time to time, as Notes of which the principal amount payable on a date more than nine months from the date of original issue (the "Stated Maturity") and/or on which the amount of interest payable on an Interest Payment Date will be determined by reference to currencies, currency units, commodity prices, financial or non-financial indices or other factors (the "Indexed Notes"), as indicated in the applicable Pricing Supplement. Holders of Indexed Notes may receive a principal amount at maturity that is greater than or less than the face amount of such Notes depending upon the fluctuation of the relative value, rate or price of the specified index. Specific information pertaining to the method for determining the principal amount payable at maturity, a historical comparison of the relative value, rate or price of the specified index and the face amount of the Indexed Note and certain additional United States federal tax considerations will be described in the applicable Pricing Supplement.

EXTENSION OF MATURITY

     The Pricing relating to each Note (other than an Amortizing Note) will indicate whether the Company has the Option to extend the maturity of such Note for one or more periods of one or more whole years (each an "Extension Period") up to but not beyond the date (the "Final Maturity Date") set forth in such Pricing Supplement. If the Company has such option with respect to any such Note (an "Extendible Note"), the following procedures will apply, unless modified as set forth in the applicable Pricing Supplement.

     The Company may exercise such option with respect to an Extendible Note by notifying the Paying Agent of such exercise at least 45 but not more than 60 days prior to the maturity date originally in effect with respect to such Note (the "Original Maturity Date") or, if the maturity date of such Note has already been extended, prior to the maturity date then in effect (an "Extended Maturity Date"). No later than 38 days prior to the Original Maturity Date or an Extended Maturity Date, as the case may be (each, a "Maturity Date"), the Paying Agent will mail to the holder of such Note a notice (the "Extension Notice") relating to such Extension Period, by first class mail, postage prepaid, setting forth (a) the election of the Company to extend the maturity of such Note; (b) the new Extended Maturity Date;
(c) the interest rate applicable to the Extension Period (which, in the case of a Floating Rate Note, will be calculated with reference to a Base Rate and the Spread and/or Spread Multiplier, if any); and (d) the provisions, if any, for redemption during the Extension Period, including the date or dates on which, the period or periods during which and the price or prices at which such redemption may occur during the Extension Period. Upon the mailing by the Paying Agent of an Extension Notice to the holder of an Extendible Note, the maturity of such Note shall be extended automatically, and, except as modified by the Extension Notice and as described in the next paragraph, such Note will have the same terms it had prior to the mailing of such Extension Notice.

     Notwithstanding the foregoing, not later than 10:00 A.M., New York City time, on the thirtieth calendar day prior to the Maturity Date then in effect for an Extendible Note (or, if such day is not a Business Day, not later than 10:00 A.M., New York City time, on the immediately succeeding Business Day), the Company may, at its option, revoke the interest rate provided for in the Extension Notice and establish a higher interest rate (or, in the case of a Floating Rate Note, a higher Spread and/or Spread Multiplier, if any) for the Extension Period by causing the Paying Agent to send notice of such higher interest rate (or, in the case of a Floating Rate Note, a higher Spread and/or Spread Multiplier, if any) to the holder of such Note by first class mail, postage prepaid, or by such other means as shall be agreed between the Company and the Paying Agent. Such notice shall be irrevocable. All Extendible Notes with respect to which the Maturity Date is extended in accordance with an Extension Notice will bear such higher interest rate (or, in the case of a Floating Rate Note, a higher Spread and/or Spread Multiplier, if any) for the Extension Period, whether or not tendered for repayment.

     If the Company elects to extend the maturity of an Extendible Note, the holder of such Note will have the option to require the Company to repay such Note on the Maturity Date then in effect at a price equal to the principal amount thereof plus any accrued and unpaid interest to such date. In order for an Extendible Note to be repaid on such Maturity Date, the holder thereof must follow the procedures set forth below under "Repayment at the Noteholders' Option; Repurchase" for optional repayment, except that the period for delivery of such Note or notification to the Paying Agent shall be at least 25 but not more than 35 days prior to the Maturity Date then in effect and except that a holder who has tendered an Extendible Note for repayment pursuant to an Extension Notice may, by written notice to the Paying Agent, revoke any such tender for repayment until 3:00 P.M., New York City time, on the twentieth calendar day prior to the Maturity Date then in effect (or, if such day is not a Business Day, until 3:00 P.M., New York City time, on the immediately succeeding Business Day).

BOOK-ENTRY SYSTEM

     Upon issuance, all Fixed Rate Global Notes having the same Issue Date, interest rate, if any, amortization schedule, if any, Maturity Date and other terms, if any, will be represented by one or more Global Securities, and all Floating Rate Global Notes having the same Issue Date, Initial Interest Rate, Base Rate, Interest Reset Period, Interest Payment Dates, Index Maturity, Spread and/or Spread Multiplier, if any, Minimum Interest Rate, if any, Maximum Interest Rate, if any, maturity date and other terms, if any, will be represented by one or more Global Securities. Each Global Security representing Global Notes will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the "Depositary"), and registered in the name of a nominee of the Depositary. Global Notes will not be exchangeable for Definitive Notes, except under the circumstances described in the Prospectus under "Description of Debt Securities -- Book-Entry Debt Securities." Definitive Notes will not be exchangeable for Global Notes and will not otherwise be issuable as Global Notes.

     A further description of the Depositary's procedures with respect to Global Securities representing Global Notes is set forth in the Prospectus under "Description of Debt Securities -- Book-Entry Debt Securities." The Depositary has confirmed to the Company, each Agent and the Trustee that it intends to follow such procedures.

OPTIONAL REDEMPTIONS

     The Pricing Supplement will indicate that the Notes cannot be redeemed prior to maturity or will indicate the terms on which the Notes will be redeemable at the option of the Company. Notice of redemption will be provided by mailing a notice of such redemption to each holder by first class mail, postage prepaid, at least 30 days and not more than 60 days prior to the date fixed for redemption to the respective address of each holder as that address appears upon the books maintained by the Paying Agent. Unless otherwise provided in the applicable Pricing Supplement, the Notes, except for Amortizing Notes, will not be subject to any sinking fund.

REPAYMENT AT THE NOTEHOLDERS' OPTION; REPURCHASE

     If applicable, the Pricing Supplement relating to each Note will indicate that the Note will be repayable at the option of the holder on a date or dates specified prior to its maturity date and, unless otherwise specified in such Pricing Supplement, at a price equal to 100% of the principal amount thereof; together with accrued interest to the date of repayment, unless such Note was issued with original issue discount, in which case the Pricing Supplement will specify the amount payable upon such repayment.

     In order for such a Note to be repaid, the Paying Agent must receive at least 30 days but not more than 60 days prior to the repayment date (i) the Note with the form entitled "Option to Elect Repayment" on the reverse of the Note duly completed or (ii) a telegram, telex, facsimile transmission or a letter from a member of a national securities exchange, or the National Association of Securities Dealers, Inc. (the "NASD") or a commercial bank or trust company in the United States setting forth the name of the holder of the Note, the principal amount of the Note, the principal amount of the Note to be repaid, the certificate number or a description of the tenor and terms of the Note, a statement that the option to elect repayment is being exercised thereby and a guarantee that the Note to be repaid, together with the duly completed form entitled "Option to Elect Repayment" on the reverse of the Note, will be received by the Paying Agent not later than the fifth Business Day after the date of such telegram, telex, facsimile transmission or letter, provided, however, that such telegram, telex, facsimile transmission or letter shall only be effective if such Note and form duly completed are received by the Paying Agent by such fifth Business Day. Except in the case of Renewable Notes or Extendible Notes, and unless otherwise specified in the applicable Pricing Supplement, exercise of the repayment option by the holder of a Note will be irrevocable. The repayment option may be exercised by the holder of a Note for less than the entire principal amount of the Note but, in that event, the principal amount of the Note remaining outstanding after repayment must be an Authorized Denomination.

     If a Note is represented by a Global Security, the Depositary's nominee will be the holder of such Note and therefore will be the only entity that can exercise a right to repayment. In order to ensure that the Depositary's nominee will timely exercise a right to repayment with respect to a particular Note, the beneficial owner of such Note must instruct the broker or other direct or indirect participant through which it holds an interest in such Note to notify the Depositary of its desire to exercise a right to repayment. Different firms have different deadlines for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in a Note in order to ascertain the deadline by which such an instruction must be given in order for timely notice to be delivered to the Depositary.

     The Company may purchase Notes at any price in the open market or otherwise. Notes so purchased by the Company may, at the discretion of the Company, be held or resold or surrendered to the relevant Trustee for cancellation.

                             FOREIGN CURRENCY RISKS

EXCHANGE RATES AND EXCHANGE CONTROLS

     Any investment in Notes that are denominated in, or the payment of which is related to the value of, a specified Currency other than U.S. dollars entails significant risks that are not associated with a similar investment in a security denominated in U.S. dollars. Such risks include, without limitation, the possibility of significant changes in rates of exchange between the U.S. dollar and the various foreign currencies (or composite currencies) and the possibility of the imposition or modification of exchange controls by either the U.S. or a foreign government. Such risks generally depend on economic and political events over which the Company has no control. In recent years, rates of exchange between U.S. dollars and certain foreign currencies have been highly volatile and such volatility may be expected to continue in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in such rate that may occur during the term of any Note. Depreciation against the U.S. dollar of the currency in which a Note is payable would result in a decrease in the effective yield of such Note below its coupon rate and, in certain circumstances, could result in a loss to the investor on a U.S. dollar basis. In addition, depending on the specific terms of a currency linked Note, changes in exchange rates relating to any of the currencies involved may result in a decrease in its effective yield and, in certain circumstances, could result in a loss of all or a substantial portion of the principal of a Note to the investor.

     THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS AND ANY PRICING SUPPLEMENT DO NOT DESCRIBE ALL THE RISKS OF AN INVESTMENT IN NOTES DENOMINATED IN, OR THE PAYMENT OF WHICH IS RELATED TO THE VALUE OF, A FOREIGN CURRENCY OR A COMPOSITE CURRENCY AND THE COMPANY DISCLAIMS ANY RESPONSIBILITY TO ADVISE PROSPECTIVE PURCHASERS OF SUCH RISKS AS THEY EXIST AT THE DATE OF THIS PROSPECTUS SUPPLEMENT OR AS SUCH RISKS MAY CHANGE FROM TIME TO TIME. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN FINANCIAL AND LEGAL ADVISORS AS TO THE RISKS ENTAILED BY AN INVESTMENT IN NOTES DENOMINATED IN, OR THE PAYMENT OF WHICH IS RELATED TO THE VALUE OF, SPECIFIED CURRENCIES OTHER THAN U.S. DOLLARS. SUCH NOTES ARE NOT AN APPROPRIATE INVESTMENT FOR INVESTORS WHO ARE UNSOPHISTICATED WITH RESPECT TO FOREIGN CURRENCY TRANSACTIONS.

     The information set forth in this Prospectus Supplement is directed to prospective purchasers who are United States residents, and the Company disclaims any responsibility to advise prospective purchasers who are residents of countries other than the United States with respect to any matters that may affect the purchase, holding or receipt of payments of principal of, premium, if any, and interest on the Notes. Such persons should consult their own counsel with regard to such matters.

     Governments have imposed from time to time, and may in the future impose, exchange controls which could affect exchange rates as well as the availability of a specified foreign currency at the time of payment of principal of, premium, if any, or interest on a Note. Even if there are no actual exchange controls, it is possible that the Specified Currency for any particular Note not denominated in U.S. dollars would not be available when payments on such Note are due. In that event, the Company would make required payments in U.S. dollars on the basis of the Market Exchange Rate on the date of such payment, or if such rate of exchange is not then available, on the basis of the Market Exchange Rate as of the most recent practicable date. See "Description of Notes -- Payment Currency."

     With respect to any Note denominated in, or the payment of which is related to the value of, a foreign currency or currency unit, the applicable Pricing Supplement will include information with respect to applicable current exchange controls, if any, and historic exchange rate information on such currency or currency unit. The information contained therein shall constitute a part of this Prospectus Supplement and is furnished as a matter of information only and should not be regarded as indicative of the range of or trends in fluctuations in currency exchange rates that may occur in the future.

GOVERNING LAW AND JUDGMENTS

     The Notes will be governed by and construed in accordance with the laws of the State of New York. In the event an action based on Notes denominated in a Specified Currency were commenced in a United States court, it is likely that such court would grant judgment relating to such Notes only in U.S. dollars. It is not clear, however, whether, in granting such judgment, the rate of conversion into U.S. dollars would be determined with reference to the date of default, the date judgment is rendered or some other date. A state court in the State of New York rendering a judgment on Notes denominated in a Specified Currency would be required under Section 27 of the New York Judiciary Law to render such judgment in the foreign currency in which such Note is denominated, and such judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment.

                             UNITED STATES TAXATION

     In the opinion of Davis Polk & Wardwell, special tax counsel to the Company, the following summary accurately describes the principal United States federal income tax consequences of ownership and disposition of the Notes to initial holders purchasing Notes at the "issue price" (as defined below). This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), administrative pronouncements, judicial decisions and existing and proposed Treasury Regulations, including regulations concerning the treatment of debt instruments issued with original issue discount (the "OID Regulations"), changes to any of which subsequent to the date of this Prospectus Supplement may affect the tax consequences described herein. This summary discusses only Notes held as capital assets within the meaning of Section 1221 of the Code. It does not discuss all of the tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special rules, such as certain financial institutions, insurance companies, dealers in securities or foreign currencies, persons holding Notes as a hedge against, or which are hedged against, currency risks, holders who hold the Notes as part of a "conversion" or other integrated transaction or holders whose functional currency (as defined in Code Section 985) is not the U.S. dollar. Finally, this summary does not discuss Discount Notes (as defined below) which qualify as "applicable high-yield discount obligations" under Section 163(i) of the Code. Holders of Discount Notes which are "applicable high-yield discount obligations" may be subject to special rules. Persons considering the purchase of Notes should consult their tax advisors with regard to the application of the United States federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

     As used herein, the term "Holder" means an owner of a Note that is (i) for United States federal income tax purposes a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, or (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

TAX CONSEQUENCES TO HOLDERS

  Payments of Interest

     Interest paid on a Note will generally be taxable to a Holder as ordinary interest income at the time it accrues or is received in accordance with the Holder's method of accounting for federal income tax purposes. Under the OID Regulations, all payments of interest on a Note that matures one year or less from its date of issuance will be included in the stated redemption price at maturity of the Notes and will be taxed in the manner described below under "Discount Notes." Special rules governing the treatment of interest paid with respect to Discount Notes, including certain Floating Rate Notes, Foreign Currency Notes and Indexed Notes are discussed below.

  Discount Notes

     A Note which is issued for an amount less than its stated redemption price at maturity will generally be considered to have been issued at an original issue discount for federal income tax purposes (a "Discount Note"). The "issue price" of a Note will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the Notes is sold. The stated redemption price at maturity of a Note will equal the sum of all payments required under the Note other than payments of "qualified stated interest." "Qualified stated interest" is stated interest unconditionally payable as a series of payments in cash or property (other than debt instruments of the issuer) at least annually during the entire term of the Note and equal to the outstanding principal balance of the Note multiplied by a single fixed rate or certain variable rates of interest, or certain combinations thereof. Special tax considerations (including possible original issue discount) may arise with respect to Floating Rate Notes providing for (i) one Base Rate followed by one or more Base Rates, (ii) a single fixed rate followed by a floating rate or
(iii) a Spread Multiplier. Purchasers of Floating Rate Notes with any of such features should carefully examine the applicable Pricing Supplement and should consult their tax advisors with respect to such a feature since the tax consequences will depend, in part, on the particular terms of the purchased Note. Special rules may also apply if a Floating Rate Note is subject to a cap, floor, governor or similar restriction that is not fixed throughout the term of the Note and is reasonably expected as of the issue date to cause the yield on the Note to be significantly less or more than the expected yield determined without the restriction.

     If the difference between a Note's stated redemption price at maturity and its issue price is a de minimis amount, i.e., less than 1/4 of 1 percent of the stated redemption price at maturity multiplied by the number of complete years to maturity, then the Note will not be considered to have original issue discount. Holders of Notes with a de minimis amount of original issue discount will generally include such original issue discount in income, as capital gain, on a pro rata basis as principal payments are made on the Note.

     A Holder of Discount Notes will be required to include any qualified stated interest payments in income in accordance with the Holder's method of accounting for federal income tax purposes. Holders of Discount Notes that mature more than one year from their date of issuance will be required to include original issue discount in income for federal income tax purposes as it accrues, in accordance with a constant yield method based on a compounding of interest, before the receipt of cash payments attributable to such income. Under this method, Holders of Discount Notes generally will be required to include in income increasingly greater amounts of original issue discount in successive accrual periods.

     Under the OID Regulations, a Note that matures one year or less from its date of issuance will be treated as a "short-term Discount Note". In general, a cash method Holder of a short-term Discount Note is not required to accrue original issue discount for United States federal income tax purposes unless it elects to do so. Holders who make such an election, Holders who report income for federal income tax purposes on the accrual method and certain other Holders, including banks and dealers in securities, are required to include original issue discount in income on such short-term Discount Notes as it accrues on a straight-line basis, unless an election is made to accrue the original issue discount according to a constant yield method based on daily compounding. In the case of a Holder who is not required and who does not elect to include original issue discount in income currently, any gain realized on the sale, exchange or retirement of the short-term Discount Note will be ordinary income to the extent of the original issue discount accrued on a straight-line basis (or, if elected, according to a constant yield method based on daily compounding), reduced by any interest received, through the date of sale, exchange or retirement. In addition, such Holders will be required to defer deductions for any interest paid on indebtedness incurred to purchase or carry short-term Discount Notes in an amount not exceeding the deferred interest income, until such deferred interest income is recognized.

     A Holder who purchases a Discount Note for an amount that is greater than its adjusted issue price but less than its stated redemption price at maturity will be considered to have purchased such Note at an "acquisition premium." Under the acquisition premium rules of the Code, the amount of original issue discount which such Holder must include in its gross income with respect to such Note will be reduced by the portion of such acquisition premium properly allocable to such year.

     Under the OID Regulations, a Holder may make an election (the "Constant Yield Election") to include in gross income all interest that accrues on a Note (including stated interest, acquisition discount, original issue discount, de minimis original issue discount, market discount, de minimis market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium) in accordance with a constant yield method based on the compounding of interest.

     Certain of the Discount Notes may be redeemed prior to maturity. Discount Notes containing such a feature may be subject to rules that differ from the general rules discussed above. Purchasers of Discount Notes with such a feature should carefully examine the applicable Pricing Supplement.

     The OID Regulations contain aggregation rules stating that, in certain circumstances, if more than one type of Note is issued as part of the same issuance of securities to a single Holder, some or all of such Notes may be treated together as a single debt instrument with a single issue price, maturity date, yield to maturity and stated redemption price at maturity for purposes of calculating and accruing any original issue discount. Unless otherwise provided in the related Pricing Supplement, the Company does not expect to treat any of the Notes as being subject to the aggregation rules for purposes of computing original issue discount.

  Sale, Exchange or Retirement of the Notes

     Upon the sale, exchange or retirement of a Note, a Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and such Holder's adjusted tax basis in the Note. For these purposes, the amount realized does not include any amount attributable to unpaid qualified stated interest accrued between interest payment dates on the Note which will be includable in income as interest as described under "Payments of Interest" above, in accordance with the Holder's method of accounting for federal income tax purposes as described therein. A Holder's adjusted tax basis in a Note will generally equal the cost of the Note to such Holder, increased by the amount of any original issue discount previously includible in income by the Holder with respect to such Note and reduced by any amortized premium and any principal payments received by the Holder and, in the case of a Discount Note, by the amounts of any other payments that do not constitute qualified stated interest (as defined above).

     Subject to the discussion under "Foreign Currency Notes" below, gain or loss realized on the sale, exchange or retirement of a Note will be capital gain or loss (except in the case of a short-term Discount Note, to the extent of any original issue discount not previously included in the Holder's taxable income). See "Discount Notes" above. Prospective investors should consult their tax advisors regarding the treatment of capital gains (which may be taxed at lower rates than ordinary income for taxpayers who are individuals and have held their Notes more than one year) and losses (the deductibility of which is subject to limitations).

     If a Holder purchases a Note for an amount that is greater than the amount payable at maturity, such Holder will be considered to have purchased such Note with "amortizable bond premium" equal in amount to such excess, and may elect (in accordance with applicable Code provisions) to amortize such premium, using a constant yield method, over the remaining term of the Note (where such Note is not optionally redeemable prior to its maturity date). If such Note may be optionally redeemed prior to maturity after the Holder has acquired it, the amount of amortizable bond premium is determined with reference to the amount payable on maturity or, if it results in a smaller premium attributable to the period of earlier redemption date, with reference to the amount payable on the earlier redemption date. A Holder who elects to amortize bond premium must reduce his tax basis in the Note by the amount of the premium amortized in any year. An election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the taxpayer and may be revoked only with the consent of the Internal Revenue Service.

     If a Holder makes a Constant Yield Election for a Note with amortizable bond premium, such election will result in a deemed election to amortize bond premium for all of the Holder's debt instruments with amortizable bond premium and may be revoked only with the permission of the Internal Revenue Service with respect to debt instruments acquired after revocation.

  Foreign Currency Notes

     The following summary relates to Notes that are denominated in a currency or currency unit other than the U.S. dollar ("Foreign Currency Notes").

     A Holder who uses the cash method of accounting and who receives a payment of qualified stated interest in a foreign currency with respect to a Foreign Currency Note will be required to include in income the U.S. dollar value of the foreign currency payment (determined on the date such payment is received), regardless of whether the payment is in fact converted to U.S. dollars at that time, and such U.S. dollar value will be the Holder's tax basis in the foreign currency. A cash method Holder who receives such a payment in U.S. dollars pursuant to an option available under such Note will be required to include the amount of such payment in income upon receipt.

     In the case of accrual method taxpayers and Holders of Discount Notes, a Holder will be required to include in income the U.S. dollar value of the amount of interest income (including original issue discount, but reduced by amortizable bond premium to the extent applicable) that is required to be accrued with respect to a Foreign Currency Note during an accrual period. The U.S. dollar value of such accrued income will be determined by translating such income at the average rate of exchange for the accrual period or, with respect to an accrual period that spans two taxable years, at the average rate for the partial period within the taxable year. Such Holder will recognize ordinary income or loss with respect to accrued interest income on the date such income is actually received. The amount of ordinary income or loss recognized will equal the difference between the U.S. dollar value of the foreign currency payment received (determined on the date such payment is received) in respect of such accrual period (or, where a Holder receives U.S. dollars, the amount of such payment in respect of such accrual period) and the U.S. dollar value of interest income that has accrued during such accrual period (as determined above). A Holder may, regardless of its general accounting method, elect to translate interest income (including original issue discount) into U.S. dollars at the spot rate on the last day of the interest accrual period (or, in the case of a partial accrual period, the spot rate on the last date of the taxable year) or, alternatively, if the date of receipt is within five business days of the last day of the interest accrual period, the spot rate on the date of receipt. A Holder that makes such an election must apply it consistently to all debt instruments from year to year and cannot change the election without the consent of the Internal Revenue Service.

     Original issue discount and amortizable bond premium on a Foreign Currency Note are to be determined in the relevant foreign currency.

     Any loss realized on the sale, exchange or retirement of a Foreign Currency Note with amortizable bond premium by a Holder who has not elected to amortize such premium will be a capital loss to the extent of such bond premium. If such an election is made, amortizable bond premium taken into account on a current basis shall reduce interest income in units of the relevant foreign currency. Exchange gain or loss is realized on such amortized bond premium with respect to any period by treating the bond premium amortized in such period as a return of principal.

     A Holder's tax basis in a Foreign Currency Note, and the amount of any subsequent adjustment to such Holder's tax basis, will be the U.S. dollar value of the foreign currency amount paid for such Foreign Currency Note, or of the foreign currency amount of the adjustment, determined on the date of such purchase or adjustment. A Holder who purchases a Foreign Currency Note with previously owned foreign currency will recognize ordinary income or loss in an amount equal to the difference, if any, between such Holder's tax basis in the foreign currency and the U.S. dollar fair market value of the Foreign Currency Note on date of purchase.

     Gain or loss realized upon the sale, exchange or retirement of a Foreign Currency Note that is attributable to fluctuations in currency exchange rates will be ordinary income or loss which will not be treated as interest income or expense. Gain or loss attributable to fluctuations in exchange rates will equal the difference between (i) the U.S. dollar value of the foreign currency principal amount of such Note, and, for original issue discount or accrual basis Holders, any payment with respect to accrued interest, determined on the date such payment is received or such Note is disposed of, and (ii) the U.S. dollar value of the foreign currency principal amount of such Note, determined on the date such Holder acquired such Note, and, for original issue discount or accrual basis Holders, the U.S. dollar value of the accrued interest received, determined by translating such interest at the average exchange rate (or at a spot rate elected as described above) for the accrual period. Such foreign currency gain or loss will be recognized only to the extent of the total gain or loss realized by a Holder on the sale, exchange or retirement of the Foreign Currency Note. The source of such foreign currency gain or loss will be determined by reference to the residence of the Holder or the "qualified business unit" of the Holder on whose books the Note is properly reflected. Any gain or loss realized by such a Holder in excess of such foreign currency gain or loss will be capital gain or loss (except in the case of a short-term Original Issue Discount Note, to the extent of any original issue discount not previously included in the Holder's income).

     A Holder will have a tax basis in any foreign currency received on the sale, exchange or retirement of a Foreign Currency Note equal to the U.S. dollar value of such foreign currency, determined at the time of such sale, exchange or retirement. Regulations issued under Section 988 of the Code provide a special rule for purchases and sales of publicly traded Foreign Currency Notes by a cash method taxpayer under which units of foreign currency paid or received are translated into U.S. dollars at the spot rate on the settlement date of the purchase or sale. Accordingly, no exchange gain or loss will result from currency fluctuations between the trade date and the settlement of such a purchase or sale. An accrual method taxpayer may elect the same treatment required of cash-method taxpayers with respect to the purchase and sale of publicly traded Foreign Currency Notes provided the election is applied consistently. Such election cannot be changed without the consent of the Internal Revenue Service. Any gain or loss realized by a Holder on a sale or other disposition of foreign currency (including its exchange for U.S. dollars or its use to purchase Foreign Currency Notes) will be ordinary income or loss.

  Indexed Notes

     Indexed Notes are subject to special rules not described herein. Purchasers of Indexed Notes should consult the applicable Pricing Supplement for a discussion of the United States federal income tax considerations applicable to the ownership and disposition of Indexed Notes.

  Extension of Maturity

     The extension of the maturity of a Note pursuant to its original terms should be viewed as a taxable exchange due to the Holder's ability to put the Note to the Company.

  Backup Withholding and Information Reporting

     Certain noncorporate Holders may be subject to backup withholding at a rate of 31% on payments of principal, premium and interest (including the accrual of original issue discount, if any) on, and the proceeds of disposition of, a Note. Backup withholding will apply only if the Holder (i) fails to furnish its Taxpayer Identification Number ("TIN") which, for an individual, would be his or her Social Security number, (ii) furnishes an incorrect TIN, (iii) is notified by the Internal Revenue Service that it has failed to properly report payments of interest or dividends or (iv) under certain circumstances, fails to certify, under penalty of perjury, that it has furnished a correct TIN and has not been notified by the Internal Revenue Service that it is subject to backup withholding for failure to report interest or dividend payments. Holders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption if applicable.

     The amount of any backup withholding from a payment to a Holder will be allowed as a credit against such Holder's United States federal income tax liability and may entitle such Holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

                              PLAN OF DISTRIBUTION

     The Notes are being offered on a continuing basis by the Company through the Agents, who have agreed to use reasonable efforts to solicit offers to purchase Notes. The Company will have the sole right to accept offers to purchase Notes and may reject any offer to purchase Notes in whole or in part. An Agent will have the right to reject any offer to purchase Notes solicited by it in whole or in part. Payment of the purchase price of the Notes will be required to be made in immediately available funds. The Company will pay an Agent, in connection with sales of Notes resulting from a solicitation made or an offer to purchase received by such Agent, a commission ranging from .125% to
 .750% of the principal amount of Notes to be sold, provided, however, that commissions with respect to Notes maturing in thirty years or greater will be negotiated.

     The Company may also sell Notes to an Agent as principal for its own account at discounts to be agreed upon at the time of sale. Such Notes may be resold to investors and other purchasers at prevailing market prices, or prices related thereto at the time of such resale, as determined by the Agent or, if so agreed, at a fixed public offering price. In addition, the Agents may offer the Notes they have purchased as principal to other dealers. The Agents may sell Notes to any dealer at a discount and, unless otherwise specified in the applicable Pricing Supplement, such discount allowed to any dealer will not be in excess of the discount to be received by such Agent from the Company. After the initial public offering of Notes to be resold to investors and other purchasers, the public offering price (in the case of Notes to be resold at a fixed public offering price), concession and discount may be changed.

     In order to facilitate the offering of the Notes, the Agents may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the Agents may overallot in connection with the offering, creating a short position in the Notes for their own account. In addition, to cover overallotments or to stabilize the price of the Notes, the Agents may bid for, and purchase, the Notes in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the Notes in the offering, if the syndicate repurchases previously distributed Notes in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Notes above independent market levels. The Agents are not required to engage in these activities, and may end any of these activities at any time.

     The Company has reserved the right to sell the Notes directly to investors, and may solicit and accept offers to purchase Notes directly from investors from time to time on its own behalf. The Company may accept (but not solicit) offers to purchase Notes through additional agents and may appoint additional agents for the purpose of soliciting offers to purchase Notes, in either case on terms substantially identical to the terms contained in the Distribution Agreement between the Company and the Agents. Such other agents, if any, will be named in the applicable Pricing Supplement.

     An Agent may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). The Company and the Agents have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act, or to contribute to payments made in respect thereof. The Company has also agreed to reimburse the Agents for certain expenses.

     The Company does not intend to apply for the listing of the Notes on a national securities exchange. The Company has been advised by the Agents that the Agents intend to make a market in the Notes, as permitted by applicable laws and regulations. The Agents are not obligated to do so, however, and the Agents may discontinue making a market at any time without notice. No assurance can be given as to the liquidity of any trading market for the Notes.

     Concurrently with the offering of Notes through the Agents as described herein, the Company may issue other Debt Securities pursuant to the Indenture referred to herein.

     The Agents and/or certain of their affiliates may engage in investment banking and/or commercial banking transactions with and perform services for the Company and certain of its affiliates in the ordinary course of business.

                                 LEGAL MATTERS

     Certain matters relating to the legality of the Notes offered hereby will be passed upon for the Company by Ogden Newell & Welch, Louisville, Kentucky, and for any purchasers, agents, dealers, or underwriters by Davis Polk & Wardwell, New York, New York. James S. Welch is a partner in the law firm of Ogden Newell & Welch and is a director of the Company.

     The Company is advised that as of August 1, 1998 members of Ogden Newell & Welch owned 5,565 shares of Class A Common Stock and 2,585 shares of Class B Common Stock of the Company.

                                    EXPERTS

     The consolidated financial statements incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the year ended April 30, 1998, have been so incorporated in reliance on the reports of Coopers & Lybrand, L.L.P., independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements similarly incorporated in this Prospectus by reference to all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act (before the filing of a post-effective amendment which deregisters all securities then remaining unsold) are or will be so incorporated in reliance upon the reports of PricewaterhouseCoopers LLP (formerly Coopers & Lybrand, L.L.P.) and any other independent accountants, relating to such financial statements and upon the authority of such independent accountants as experts in auditing and accounting in giving such reports to the extent that the particular firm has examined such financial statements and consented to the use of their reports thereon.

PROSPECTUS
                                  $220,000,000

                            Brown-Forman Corporation
                                DEBT SECURITIES

                            ------------------------

     Brown-Forman Corporation (the "Company") may offer from time to time, in one or more series, debt securities ("Debt Securities") with an initial aggregate offering price not to exceed $220,000,000 (or the equivalent in foreign denominated currency or units based on or relating to currencies, including European Currency Units). The Company will offer Debt Securities to the public on terms determined by market conditions. Debt Securities may be sold for U.S. dollars, foreign denominated currency, or currency units; principal of and any interest on Debt Securities may likewise be payable in U.S. dollars, foreign denominated currency, or currency units -- in each case, as the Company specifically designates.

     The accompanying Prospectus Supplement (the "Prospectus Supplement") sets forth the specific designation, aggregate principal amount, designated currency (or currency unit), purchase price, maturity, interest rate (or manner of calculation thereof), time of payment of interest (if any), listing (if any) on a securities exchange, and any other specific terms of the Debt Securities and the name of and compensation to each dealer, underwriter, or agent (if any) involved in the sale of Debt Securities.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                            ------------------------

     The Company may offer Debt Securities to or through dealers, underwriters, or agents designated from time to time, as set forth in the Prospectus Supplement. Net proceeds to the Company will be the purchase price in the case of a purchaser or dealer, the public offering price less discount in the case of an underwriter, or the purchase price less commission in the case of an agent -- in each case, less other expenses attributable to issuance and distribution. See "Plan of Distribution" for possible indemnification arrangements for dealers, underwriters, and agents.

                            ------------------------

MORGAN STANLEY DEAN WITTER
                   GOLDMAN, SACHS & CO.
                                      LEHMAN BROTHERS
                                                    J.P. MORGAN & CO.
August 19, 1998

     NO DEALER, SALESMAN, OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR IN THE PROSPECTUS SUPPLEMENT IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS OR IN THE PROSPECTUS SUPPLEMENT. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY BROWN-FORMAN CORPORATION, OR BY ANY UNDERWRITER, DEALER, OR AGENT. THIS PROSPECTUS AND THE PROSPECTUS SUPPLEMENT SHALL NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. THE DELIVERY OF THIS PROSPECTUS AND THE PROSPECTUS SUPPLEMENT AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME AFTER THE DATE HEREOF.

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE NOTES. SPECIFICALLY, THE AGENTS MAY OVERALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR, AND PURCHASE, THE NOTES IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION".
                            ------------------------

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Available Information.......................................    2
Incorporation of Certain Documents by Reference.............    2
Brown-Forman Corporation....................................    3
Ratios of Earnings to Fixed Charges.........................    4
Use of Proceeds.............................................    4
Description of Debt Securities..............................    4
Plan of Distribution........................................   11
Legal Matters...............................................   12
Experts.....................................................   12

                            ------------------------

                             AVAILABLE INFORMATION

     The Company is required by the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to file reports, proxy statements, and other information ("reports") with the Securities and Exchange Commission (the "Commission"). These reports can be inspected and copied at the Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621-2511. These reports can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which the Company's equity securities are listed. Copies may also be obtained from the Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding the Company at http://www.sec.gov. This Prospectus does not contain all information set forth in the Registration Statement, of which this Prospectus is a part, and Exhibits thereto which the Company has filed with the Commission under the Securities Act of 1933 (the "Act") and to which reference is hereby made.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company incorporates by reference into this Prospectus the following report, filed with the Commission under the Exchange Act:

          (a) its Annual Report on Form 10-K for the year ended April 30, 1998 (which incorporates by reference certain portions of the 1998 Annual Report to Shareholders and the Proxy Statement for the Annual Meeting of Shareholders held on July 23, 1998).

     In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Prospectus and before the termination of the offering shall be deemed to be incorporated by reference in this Prospectus and to be a part of it from the date such documents are filed. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained in a subsequently filed document incorporated or deemed to be incorporated by reference modifies or supersedes such statement. Any statements so modified or superseded, except as so modified or superseded, shall not be deemed to be a part of this Prospectus.

     THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED (INCLUDING ANY BENEFICIAL OWNER), ON WRITTEN OR ORAL REQUEST, A COPY OF ANY OR ALL OF THE DOCUMENTS INCORPORATED IN THIS PROSPECTUS BY REFERENCE, OTHER THAN EXHIBITS TO SUCH DOCUMENTS. REQUESTS SHOULD BE MADE TO BROWN-FORMAN CORPORATION, SHAREHOLDER RELATIONS, P.O. BOX 1080, LOUISVILLE, KENTUCKY 40201-1080, TELEPHONE (502) 585-1100.

                            BROWN-FORMAN CORPORATION

     The Company was incorporated in Delaware in 1933, as successor to a business founded in 1870 as a partnership and subsequently incorporated in Kentucky in 1901. Its principal executive offices are located at 850 Dixie Highway, Louisville, Kentucky 40210-1091 (mailing address: P.O. Box 1080, Louisville, Kentucky 40201-1080), and its telephone number is (502) 585-1100.

     The Company and its subsidiaries manufacture and market high quality, consumer branded products in two business segments: wines and spirits and consumer durables. These segments are summarized below.

WINES AND SPIRITS

     The Company was founded as a spirits company more than a century ago, and its principal business remains wines and spirits. Through its Brown-Forman Beverages Worldwide division, the Company produces, imports, exports and markets a wide variety of alcoholic beverage brands. Major brands include Jack Daniel's Tennessee whiskey, Southern Comfort liqueur, Canadian Mist Canadian whisky, Early Times Kentucky whisky, Jack Daniel's Country Cocktails, Fetzer Vineyards California wines, Korbel California champagnes, and Bolla Italian wines.

     Statistics based on case sales, published annually by a leading trade publication, rank Jack Daniel's as the largest selling Tennessee whiskey in the United States, Canadian Mist as the largest selling Canadian whisky in the United States, and Southern Comfort as the largest selling domestic proprietary liqueur in the United States.

     In addition to having a large presence in the United States wines and spirits market, the Company has established a growing overseas business. Jack Daniel's Tennessee whiskey and Southern Comfort liqueur are the Company's principal products exported by this segment.

CONSUMER DURABLES

     The Company's consumer durables segment includes the manufacturing and/or marketing of Lenox china and crystal; Lenox Collectibles; Dansk contemporary tabletop, housewares and giftware; Gorham silver, stainless steel flatware and crystal, and Hartmann luggage, business cases and personal leather goods.

     The Company believes that it is the largest domestic manufacturer and marketer of fine china dinnerware and the only significant domestic manufacturer of fine quality china giftware. The Company is also a leading manufacturer and distributor of fine quality luggage, business cases and personal leather accessories.

                      RATIOS OF EARNINGS TO FIXED CHARGES

                                                                  YEAR ENDED APRIL 30,
                                                                  --------------------
                                                          1998    1997    1996    1995    1994
                                                          ----    ----    ----    ----    ----
Ratios of Earnings to Fixed Charges.....................  13.7    11.4    10.1    9.2     11.7

     For the purpose of computing the ratio of earnings to fixed charges, earnings equals income before income taxes and the cumulative effect of changes in accounting principles, plus fixed charges. Fixed charges consist of interest on all indebtedness and a portion of rental expense determined to be representative of interest.

                                USE OF PROCEEDS

     The Company expects to use the net proceeds from the sale of Debt Securities for general corporate purposes. Further details relating to the use of the net proceeds may be set forth in the applicable Prospectus Supplement.

                         DESCRIPTION OF DEBT SECURITIES

     Debt Securities will be unsecured obligations issued under an Indenture (the "Indenture") dated as of March 1, 1994, between the Company and The First National Bank of Chicago, as trustee (the "Trustee"). The following summaries are incomplete and are subject to the detailed provisions of the Indenture, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part. Wherever statements below refer to particular Indenture provisions, such provisions are incorporated by reference as part of the statements made, and such statements are qualified in their entirety by such reference. Capitalized terms used below and not otherwise defined are used as defined in the Indenture. Section references in italics are to sections of the Indenture.

GENERAL

     Debt Securities will rank equally with all other unsecured and unsubordinated debt of the Company. Except as described in "Certain Covenants of the Company -- Negative Pledge" below, the Indenture does not limit the amount of debt, either secured or unsecured, which the Company may issue under the Indenture or otherwise.

     Under the Indenture, the Company may issue Debt Securities from time to time with an aggregate initial offering price not to exceed $250,000,000 or the equivalent thereof in foreign denominated currency or units based on or relating to foreign currencies, including European Currency Units. Prior to the date of this Prospectus, the Company issued $30,000,000 aggregate principal amount of Notes. The Company will offer Debt Securities to the public on terms determined by then prevailing market conditions. The Company may issue Debt Securities in one or more series with the same or various maturities and may sell them at par, at a premium, or at an original issue discount. Debt Securities sold at an original issue discount may bear no interest or interest at a rate which is below market rates.

     Reference is made to the Prospectus Supplement for the following terms of Debt Securities offered hereby (to the extent such terms apply to such Debt Securities): (1) designation, aggregate principal amount, denomination, and currency or currency unit; (2) the price or prices (generally expressed as a percentage of the aggregate principal amount thereof) at which the Debt Securities will be issued; (3) maturity date; (4) currency, currencies, or units based on or relating to currencies for which Debt Securities may be purchased and in which principal of, premium (if any) and any interest will or may be payable; (5) interest rate(s) (or their manner of calculation); (6) the times at which any such interest will be payable; (7) the place(s) where the principal of and interest (if any) on Debt Securities will be payable; (8) redemption or sinking fund provisions or analogous provisions; (9) whether Debt Securities will be issuable in registered form or bearer form or both and, if in bearer form, restrictions on the exchange of one form for another and on the offer, sale, and delivery of Debt Securities in bearer form; (10) whether and under what circumstances the

Company will pay additional amounts on Debt Securities held by a person who is not a U.S. person (as defined below) in respect of any tax, assessment, or government charge withheld or deducted and, if so, whether the Company will have the option to redeem such Debt Securities rather than pay such additional amounts; (11) federal income tax consequences; and (12) any other specific terms, including any terms which may be required by or advisable under United States laws or regulations.

     For purposes of this Prospectus, "U.S. person" means a citizen, national, or resident of the United States of America, its territories, possessions, and all areas subject to its jurisdiction (the "United States"), a corporation, partnership, or other entity created or organized in or under the laws of the United States or any political subdivision thereof, or an estate or trust the income of which is subject to United States federal income tax regardless of its source.

     Debt Securities may be presented for exchange, and registered Debt Securities may be presented for transfer, in the manner, at the place(s), and subject to the restrictions set forth in Debt Securities and the Prospectus Supplement. Such services will be provided without charge, other than any tax or other governmental charge payable in connection therewith, but subject to the limitations provided in the Indenture. Debt Securities in bearer form and their coupons, if any, will be transferable by delivery.

     Unless otherwise set forth in the Prospectus Supplement, the Debt Securities will not contain any provisions which may afford holders of the Debt Securities protection in the event of a change in control of the Company or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control of the Company).

BOOK-ENTRY DEBT SECURITIES

     The Debt Securities of a series may be issued as book-entry debt in the form of one or more fully registered global securities (a "Registered Global Security") that will be deposited with a depositary ("Depositary") or its nominee identified in the Prospectus Supplement relating to such series and registered in the name of the Depositary or its nominee. In such case, one or more Registered Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding Debt Securities of the series to be represented by such Registered Global Security or Securities. Unless and until it is exchanged in whole or in part for Debt Securities in definitive registered form, a Registered Global Security may not be transferred except as a whole by the Depositary for such Registered Global Security to a nominee of such Depositary, or by a nominee of such Depositary to such Depositary or to another nominee of such Depositary, or by such Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.

     The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a Registered Global Security will be described in the Prospectus Supplement relating to such series. The Company anticipates that the following provisions will apply to all depositary arrangements.

     Ownership of beneficial interests in a Registered Global Security will be limited to persons that have accounts with the Depositary for such Registered Global Security ("participants") or persons holding interests through participants. Upon the issuance of a Registered Global Security, the Depositary for such Registered Global Security will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal amounts of the Debt Securities represented by such Registered Global Security beneficially owned by such participants. The accounts to be credited shall be designated by any dealers, underwriters, or agents participating in the distribution of such Debt Securities. Ownership of beneficial interests in such Registered Global Security will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the Depositary for such Registered Global Security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in Registered Global Securities.

     So long as the Depositary for a Registered Global Security, or its nominee, is the registered owner of such Registered Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Registered Global Security for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in a Registered Global Security will not be entitled to have the Debt Securities represented by such Registered Global Security registered in their names, will not receive or be entitled to receive physical delivery of such Debt Securities in definitive form and will not be considered the owners or holders thereof under the Indenture. Accordingly, each person owning a beneficial interest in a Registered Global Security must rely on the procedures of the Depositary for such Registered Global Security and, if such person is not a participant, on the procedures of the participant through whom such person owns its interest, to exercise any rights of a holder under the Indenture. The Company understands that under existing industry practices, if the Company requests any action of holders or if an owner of a beneficial interest in a Registered Global Security desires to give or take any action which a holder is entitled to give or take under the Indenture, the Depositary for such Registered Global Security would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners holding through them.

     Payments of principal, premium, if any, and interest on Debt Securities represented by a Registered Global Security registered in the name of a Depositary or its nominee will be made to such Depositary or its nominee, as the case may be, as the registered owner of such Registered Global Security. Neither the Company, the Trustee, nor any other agent of the Company or agent of the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such Registered Global Security or for maintaining, supervising, or reviewing any records relating to such beneficial ownership interests.

     The Company expects that the Depositary for any Debt Securities represented by a Registered Global Security, upon receipt of any payment of principal, premium, if any, or interest in respect of such Registered Global Security, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in such Registered Global Security as shown on the records of such Depositary. The Company also expects that payments by participants to owners of beneficial interests in such Registered Global Security held through such participants will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

     If the Depositary for any Debt Securities represented by a Registered Global Security is at any time unwilling or unable to continue as Depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor Depositary registered as a clearing agency under the Exchange Act is not appointed by the Company within 90 days, the Company will issue such Debt Securities in definitive form in exchange for such Registered Global Security. In addition, the Company may at any time and in its sole discretion determine not to have any of the Debt Securities of a series represented by one or more Registered Global Securities and, in such event, will issue Debt Securities of such series in definitive form in exchange for all of the Registered Global Security or Securities representing such Debt Securities. Any Debt Securities issued in definitive form in exchange for a Registered Global Security will be registered in such name or names as the Depositary shall instruct the Trustee. It is expected that such instructions will be based upon directions received by the Depositary from participants with respect to ownership of beneficial interests in such Registered Global Security.

CERTAIN COVENANTS OF THE COMPANY

     Negative Pledge. If the Company or any Subsidiary (as defined below) shall incur, issue, assume or guarantee any debt secured by a Mortgage on any Principal Property (as defined below) of the Company or any Subsidiary or on any shares of capital stock or debt of any Subsidiary, the Company will secure, or cause such Subsidiary to secure, the outstanding Debt Securities equally and ratably with such secured debt, unless after giving effect thereto the aggregate amount of all such secured debt together with all Attributable Debt (as defined below) of the Company and its Subsidiaries in respect of sale and lease-back transactions involving Principal Properties would constitute less than 10% of the Consolidated Net Assets (as defined below) of the Company and its consolidated Subsidiaries. This restriction will not apply in the case of:

          (1) Mortgages affecting property of any corporation existing at the time such corporation becomes a Subsidiary or at the time it is acquired by the Company or a Subsidiary or arising thereafter pursuant to contractual commitments entered into prior to and not in contemplation of such corporation's becoming a Subsidiary;

          (2) Mortgages existing at the time of acquisition of the property affected thereby, or Mortgages incurred to secure payment of all or part of the purchase price of such property or to secure debt incurred prior to, at the time of, or within 180 days after, the acquisition of such property for the purpose of financing all or part of the purchase price thereof (provided such Mortgages are limited to such property and improvements thereto);

          (3) Mortgages placed into effect prior to, at the time of, or within 180 days of completion of construction of new facilities (or any improvements to existing facilities) to secure all or part of the cost of construction (or improvement) of such facilities, or to secure debt incurred to provide funds for any such purpose (provided such Mortgages are limited to the property or portion thereof upon which the construction being so financed occurred and improvements the cost of construction of which is being so financed);

          (4) Mortgages which secure only debt owing by a Subsidiary to the Company or to a wholly-owned Subsidiary;

          (5) Mortgages required by any contract or statute in order to permit the Company or a Subsidiary to perform any contract or subcontract made by it with or at the request of the United States of America or any State, or any department, agency, instrumentality or political subdivision of any of the foregoing, and Mortgages in favor of such entities on property owned or leased by the Company or a Subsidiary (a) to secure any debt incurred for the purpose of financing (including any industrial development bond financing) all or any part of the purchase price or the cost of constructing, expanding or improving the property subject thereto (provided such Mortgages are limited to the property or portion thereof upon which the construction being so financed occurred and the improvements the cost of construction of which is being so financed), or (b) required to permit the attachment or removal of any equipment designed primarily for the purpose of air or water pollution control, provided that such Mortgages shall not extend to other property or assets of the Company or any Subsidiary; and

          (6) certain extensions, renewals or replacements of Mortgages referred to in the foregoing clauses. (Section 3.6(a))

     Restrictions on Sale and Lease-Back Transactions. Neither the Company nor any Subsidiary may, after the effective date of the Indenture, enter into any Sale and Lease-Back Transaction involving any Principal Property, acquired or placed into service more than 180 days prior to such transaction, whereby such property has been or is to be sold or transferred by the Company or any Subsidiary, unless:

          (1) the Company or such Subsidiary would at the time of entering into such transaction be entitled to create debt secured by a Mortgage on such property as described in "Certain Covenants of the Company -- Negative Pledge" above in an amount equal to the Attributable Debt with respect to the Sale and Lease-Back Transaction without equally and ratably securing the outstanding Debt Securities; or

          (2) the Company applies to the retirement (other than any mandatory retirement) of Funded Debt of the Company (as defined below) an amount equal to the net proceeds from the sale of the Principal Property so leased within 90 days of the effective date of any such Sale and Lease-Back Transaction, provided that the amount to be applied to the retirement of Funded Debt of the Company shall be reduced by (a) the principal amount of any Debt Securities delivered by the Company to the Trustee within 90 days after such Sale and Lease-Back Transaction for retirement and cancellation, and (b) the principal amount of Funded Debt, other than Debt Securities voluntarily retired by the Company within 90 days following such Sale and Lease-Back Transaction. This restriction will not apply to any Sale and Lease-Back Transaction (i) involving the taking back of a lease for a period of three years or less; (ii) involving industrial development or pollution control financing; or (iii) between the Company and a Subsidiary or between Subsidiaries. (Section 3.6(b))

     "Attributable Debt" means, with respect to any Sale and Lease-Back Transaction, as of any particular time, the present value discounted at the rate of interest implicit in the terms of the lease of the obligations of the lessee under such lease for net rental payments during the remaining term of the lease (including any period for which such lease has been extended or may, at the option of the Company, be extended). (Section 1.1.)

     "Consolidated Net Assets" means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom all current liabilities (excluding any portion thereof constituting Funded Debt by reason of being renewable or extendable), all as set forth on the most recent balance sheet of the Person for which such determination is being made and computed in accordance with generally accepted accounting principles. (Section 1.1.)

     "Funded Debt" means all indebtedness for money borrowed classified as long-term debt on the most recent audited balance sheet (or if incurred subsequent to the date of such balance sheet, would have been so classified) of the Person for which the determination is being made. (Section 1.1.)

     "Principal Property" means all property and equipment located within the United States of America directly engaged in the manufacturing activities of the Company and its Subsidiaries, including manufacturing and processing facilities, except any such property and equipment which the Board of Directors of the Company declares is not material to the business of the Company and its Subsidiaries taken as a whole. (Section 1.1.)

     "Subsidiary" means any corporation, partnership or other entity of which at the time of determination the Company owns or controls directly or indirectly more than 50% of the outstanding shares of voting stock or equivalent interest. (Section 1.1.)

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The Company may not merge or consolidate with any other Person or sell, lease or convey all or substantially all of its assets to any other Person, unless: (1) either the Company is the continuing corporation or the successor corporation or the Person which acquires by sale, lease or conveyance substantially all the assets of the Company is a corporation organized under the laws of the United States, any State thereof, or the District of Columbia, and expressly assumes the Company's obligations under the Debt Securities and the Indenture by supplemental indenture satisfactory to the Trustee, executed and delivered to the Trustee by such corporation; and (2) the Company, such successor corporation, or such Person shall not, immediately after giving effect to the transaction, be in default in the performance of any such covenant or condition. (Section 9.1.) Upon any such consolidation, merger, sale, lease or conveyance and following such assumption by the successor corporation, such successor corporation shall succeed to and be substituted for the Company under the Indenture and under the Debt Securities. (Section 9.2.)

EVENTS OF DEFAULT

     Any one of the following events will constitute an Event of Default under the Indenture with respect to Debt Securities of any series: (1) failure to pay any interest on any Debt Security of that series when due and continuance of such default for 30 days; (2) failure to pay principal of or any premium on any Debt Security of that series when due, either at maturity, upon any redemption, by declaration, or otherwise; (3) failure to observe or perform any other of the covenants or agreements of the Company in the Indenture (other than a covenant the default or breach of which is otherwise specifically dealt with in the Indenture) continued for 60 days after written notice as provided in the Indenture; (4) certain events of bankruptcy, insolvency, or reorganization of the Company; or (5) any other Event of Default provided in a supplemental indenture with respect to Debt Securities of that series. (Section 5.1.)

     If any Event of Default with respect to the Debt Securities of any series occurs and is continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Debt Securities of each such affected series, by written notice to the Company (and to the Trustee if given by such holders of Debt Securities), may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Debt Securities, such portion of the principal amount as may be specified in the Prospectus Supplement relating to such series) and accrued interest of all the Debt Securities of all such affected series to be due and payable immediately. At any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree based on such acceleration has been obtained, the holders of a majority in aggregate principal amount of outstanding Debt Securities of each such series may, under certain circumstances, rescind and annul such acceleration. (Section 5.1.)

The Indenture provides that the Trustee will, within 90 days after the occurrence of a default with respect to the Debt Securities of any series, give to the holders of the Debt Securities of that series notice of all defaults known to it unless such default shall have been cured; except that in the case of a default in payment of the principal of the Debt Securities of such series, or in the payment of any sinking fund installment of such series, the Trustee may withhold the notice if and so long as it in good faith determines that withholding such notice is in the interests of the holders of the Debt Securities of such series. (Section 5.11.)

     The Indenture provides that the holders of a majority in aggregate principal amount of the outstanding Debt Securities of each series affected (with all such series voting as a single class) may direct the time, method, and place of conducting any proceeding for any remedy available to the Trustee for such series, or exercising any trust or power conferred on such Trustee. (Section 5.9.)

     The holders of a majority in aggregate principal amount outstanding of any series of Debt Securities by notice to the Trustee may waive, on behalf of the holders of all Debt Securities of such series, any past default or Event of Default with respect to such series and its consequences except in respect of a covenant or provision of the Indenture, which cannot be modified or amended without the consent of the holders of 100% of Debt Securities of all series affected. (Section 5.10.)

     The Indenture includes a covenant that the Company will file annually with the Trustee a certificate as to the Company's compliance with all conditions and covenants of the Indenture. (Section 3.5.)

MODIFICATION OF THE INDENTURE

     The Indenture contains provisions permitting the Company and the Trustee to enter into one or more supplemental indentures without the consent of the holders of any of the Debt Securities in order to: (1) transfer or pledge any property to the Trustee as security for the Debt Securities of any series; (2) evidence the succession of another corporation to the Company and the assumption of the covenants, agreements and obligations of the Company by a successor to the Company; (3) add to the covenants of the Company such further covenants or provisions so as to further protect the holders of Debt Securities; (4) cure any ambiguity or correct or supplement any defective or inconsistent provisions or to make any other provisions as the Company deems necessary or desirable, provided such action does not materially adversely affect the interests of the holders of Debt Securities of any series; (5) establish the form or terms of Debt Securities; or (6) evidence and provide for a successor trustee. (Section 8.1.)

     The Indenture also contains provisions permitting the Company and the Trustee, with the consent of the holders of a majority in aggregate principal amount of the outstanding Debt Securities affected by such supplemental indenture (voting as one class), to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the Indenture or any supplemental indenture or modifying the rights of the holders of Debt Securities of each such series, except that no such supplemental indenture may, without the consent of the holders of 100% of Debt Securities of all series affected: (a) as to any Debt Security, (i) extend its final maturity; (ii) reduce its principal amount; (iii) reduce its rate or extend the time of payment of interest on it;
(iv) reduce its redemption premium; (v) change the currency or currency unit in which it or any premium or interest is payable; (vi) reduce the amount of principal payable upon acceleration of the maturity of any Original Issue Discount Security; (vii) alter the provisions of Section 11.11 or 11.12 of the Indenture; (viii) affect the right to institute suit for the enforcement of any payment on or with respect to it or any right of repayment at the option of the holder of it; or (b) reduce below a majority the percentage in principal amount of the outstanding Debt Securities the consent of the holders of which is required for any such supplemental indenture. (Section 8.2.)

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

     The Company can discharge or defease its obligations under the Indenture while Debt Securities remain Outstanding under three sets of circumstances:

          (1) Outstanding Debt Securities Due within One Year. Paragraph (A)(c) of Section 10.1 allows the Company, under terms satisfactory to the Trustee, to discharge certain obligations (except for certain obligations to register the transfer or exchange of such Debt Securities; to replace temporary, mutilated, destroyed, lost, or stolen Debt Securities; or to maintain an office or agency in respect of the Debt Securities) to holders of Debt Securities not already delivered to the Trustee for cancellation which have either become due and payable or are by their terms due and payable within one year or scheduled for redemption within one year by depositing irrevocably with the Trustee cash, U.S. Government Obligations, or a combination thereof as trust funds in an amount certified to be sufficient to pay at maturity or upon redemption the principal of, premium (if any), and interest on such Debt Securities (and related unmatured Coupons).

          (2) Defeasance. Defeasance under paragraph (B) of Section 10.1 would discharge the Company from any and all of its obligations to holders of any series of Debt Securities under the Indenture (except for certain obligations to register the transfer or exchange of such Debt Securities; to replace temporary, mutilated, destroyed, lost, or stolen Debt Securities; or to maintain an office or agency in respect of the Debt Securities) by depositing irrevocably with the Trustee cash, U.S. Government Obligations, or a combination thereof as trust funds in an amount certified to be sufficient to pay at maturity or upon redemption the principal of, premium (if any), and interest on such Debt Securities (and related unmatured Coupons). A trust to effect defeasance under this paragraph may be established only if, among other things, the Company delivers to the Trustee an opinion of counsel to the effect that the holders of such Debt Securities will not recognize income, gain, or loss for Federal income tax purposes as a result of such defeasance and that defeasance will not otherwise alter such holders' tax treatment of principal, premium (if any), and interest payments on the Debt Securities; such opinion must be based on a ruling of the Internal Revenue Service or a change in Federal income tax law occurring after the Indenture's date, as such a result would not occur under current tax law.

          (3) Covenant Defeasance. Paragraph (C) of Section 10.1 allows the Company, under terms satisfactory to the Trustee, to be released from its obligations with respect to all Outstanding Debt Securities restricted by Sections 3.6 and 9.1 of the Indenture (which contain the covenants limiting liens, sale and lease-back transactions, and consolidations, mergers, and asset sales described above), and to omit to comply with such sections without creating an Event of Default, by depositing irrevocably with the Trustee cash, U.S. Government Obligations, or a combination thereof as trust funds in an amount certified to be sufficient to pay at maturity or upon redemption the principal of, premium (if any), and interest on all Outstanding Debt Securities (and related unmatured Coupons) ("covenant defeasance"). A trust to effect covenant defeasance may be established only if, among other things, the Company delivers to the Trustee an opinion of counsel to the effect that the holders of such Debt Securities will not recognize income, gain, or loss for Federal income tax purposes as a result of such covenant defeasance and that covenant defeasance will not otherwise alter such holders' tax treatment of principal, premium (if any), and interest payments on the Debt Securities.

THE TRUSTEE

     The First National Bank of Chicago is the Trustee under the Indenture. The Company maintains banking and other commercial relationships with the Trustee in the ordinary course of business.

     The Indenture provides that in the event a corporation succeeds to the corporate trust business of the Trustee, the Company may elect to remove such successor to the Trustee. (Section 6.12.)

                              PLAN OF DISTRIBUTION

     The Company may sell Debt Securities being offered by this Prospectus: (1) directly to purchasers; (2) to or through agents; (3) to or through dealers; (4) to or through underwriters; or (5) through a combination of such methods. Any such agents, dealers, or underwriters may include Morgan Stanley & Co., Incorporated, Goldman, Sachs & Co., Lehman Brothers Inc. and J.P. Morgan Securities Inc. (collectively, the "Underwriters").

     The Company or designated agents may solicit offers to purchase Debt Securities from time to time. The applicable Prospectus Supplement will set forth the name of and commission payable to any such agent (which may be deemed to be an "underwriter" as that term is defined in the Act) involved in the offer or sale of Debt Securities. Unless the Prospectus Supplement indicates otherwise, any such agent will be acting on a best efforts basis for the period of its appointment.

     If the Company uses a dealer to sell Debt Securities, the Company will sell them to such dealer as principal. The dealer may then resell such Debt Securities to the public at prices it determines at the time of resale. Any such dealer may be deemed to be an "underwriter" as that term is defined in the Act. The applicable Prospectus Supplement will set forth the name of any such dealer, the amount of Debt Securities purchased, and the price paid.

     If the Company uses one or more underwriters to sell Debt Securities, the Company will enter into an underwriting agreement with such underwriters at the time of sale to them. The applicable Prospectus Supplement will set forth any such underwriter's name and the transaction's terms. The underwriter(s) will use the Prospectus Supplement to make resales of Debt Securities.

     Agents, dealers, or underwriters may enter into agreements with the Company which require the Company to indemnify them against certain civil liabilities, including liabilities under the Act. Such agents, dealers, or underwriters and certain of their affiliates may engage in investment banking, commercial banking or other transactions with, and perform services for, the Company and certain of its affiliates in the ordinary course of business.

     The Company may authorize agents and underwriters to solicit offers by certain institutions to purchase Debt Securities from the Company pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date stated in the Prospectus Supplement. Each Contract will be for an amount not less than, and (unless the Company agrees otherwise) the aggregate principal amount of Debt Securities sold pursuant to Contracts shall equal, the respective amounts stated in the Prospectus Supplement. Contracts may be made with commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but shall in all cases be subject to Company approval. Contracts will be unconditional, except that any related sale of Debt Securities must at the time of delivery be permitted under the laws of any jurisdiction in the United States to which such institution is subject. The Prospectus Supplement sets forth the commissions payable to underwriters and agents soliciting purchases of Debt Securities pursuant to such Contracts.

     The Company does not intend to list Debt Securities on any stock exchange. The Company has, however, been advised by the Underwriters that they currently intend to make a market in Debt Securities. No assurance can be given, however, that the Underwriters will make such a market in Debt Securities or as to Debt Securities' liquidity.

     The accompanying Prospectus Supplement sets forth the place and time of delivery for Debt Securities.

                                 LEGAL MATTERS

     Certain matters relating to the legality of Debt Securities offered hereby will be passed upon for the Company by Ogden Newell & Welch, Louisville, Kentucky, and for any purchasers, agents, dealers, or underwriters by Davis Polk & Wardwell, New York, New York. James S. Welch is a partner in the law firm of Ogden Newell & Welch and is a director of the Company.

     The Company is advised that as of August 1, 1998, members of Ogden Newell & Welch owned 5,565 shares of Class A Common Stock and 2,585 shares of Class B Common Stock of the Company.

                                    EXPERTS

     The consolidated financial statements incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the year ended April 30, 1998, have been so incorporated in reliance on the reports of Coopers & Lybrand, L.L.P., independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements similarly incorporated in this Prospectus by reference to all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act (before the filing of a post-effective amendment which deregisters all securities then remaining unsold) are or will be so incorporated in reliance upon the reports of PricewaterhouseCoopers LLP (formerly Coopers & Lybrand, L.L.P.) and any other independent accountants, relating to such financial statements and upon the authority of such independent accountants as experts in auditing and accounting in giving such reports to the extent that the particular firm has examined such financial statements and consented to the use of their reports thereon.

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